Filed Pursuant to Rule 424(b)(3)
Registration No. 333-270749, 333-270749-01, 333-270749-02, 333-270749-03

PROSPECTUS

WARNERMEDIA HOLDINGS, INC.

Offer to Exchange

$1,750,000,000 Outstanding 3.428% Senior Notes due 2024

for

$1,750,000,000 Registered 3.428% Senior Notes due 2024

$500,000,000 Outstanding 3.528% Senior Notes due 2024

for

$500,000,000 Registered 3.528% Senior Notes due 2024

$1,750,000,000 Outstanding 3.638% Senior Notes due 2025

for

$1,750,000,000 Registered 3.638% Senior Notes due 2025

$500,000,000 Outstanding 3.788% Senior Notes due 2025

for

$500,000,000 Registered 3.788% Senior Notes due 2025

$4,000,000,000 Outstanding 3.755% Senior Notes due 2027

for

$4,000,000,000 Registered 3.755% Senior Notes due 2027

$1,500,000,000 Outstanding 4.054% Senior Notes due 2029

for

$1,500,000,000 Registered 4.054% Senior Notes due 2029

$5,000,000,000 Outstanding 4.279% Senior Notes due 2032

for

$5,000,000,000 Registered 4.279% Senior Notes due 2032

$4,500,000,000 Outstanding 5.050% Senior Notes due 2042

for

$4,500,000,000 Registered 5.050% Senior Notes due 2042

$7,000,000,000 Outstanding 5.141% Senior Notes due 2052

for

$7,000,000,000 Registered 5.141% Senior Notes due 2052

$3,000,000,000 Outstanding 5.391% Senior Notes due 2062

for

$3,000,000,000 Registered 5.391% Senior Notes due 2062

$500,000,000 Outstanding Floating Rate Senior Notes due 2024

for

$500,000,000 Registered Floating Rate Senior Notes due 2024

WarnerMedia Holdings, Inc. (formerly known as Magallanes, Inc.) is offering to exchange (the “exchange offer”) (i) $1,750,000,000 aggregate principal amount of its outstanding 3.428% Senior Notes due 2024 (the “Old 2024 Senior Notes”) for a like principal amount of registered 3.428% Senior Notes due 2024 (the “New 2024 Senior Notes”), (ii) $500,000,000 aggregate principal amount of its outstanding 3.528% Senior Notes due 2024 (the “Old 2024 NC1 Senior Notes”) for a like principal amount of registered 3.528% Senior Notes due 2024 (the “New 2024 NC1 Senior Notes”), (iii) $1,750,000,000 aggregate principal amount of its outstanding 3.638% Senior Notes due 2025 (the “Old 2025 Senior Notes”) for a like principal amount of registered 3.638% Senior Notes due 2025 (the “New 2025 Senior Notes”), (iv) $500,000,000 aggregate principal amount of its outstanding 3.788% Senior Notes due 2025 (the “Old 2025 NC1 Senior Notes”) for a like principal amount of registered 3.788% Senior Notes due 2025 (the “New 2025 NC1 Senior Notes”), (v) $4,000,000,000 aggregate principal amount of its outstanding 3.755% Senior Notes due 2027 (the “Old 2027 Senior Notes”) for a like principal amount of registered 3.755% Senior Notes due 2027 (the “New 2027 Senior Notes”), (vi) $1,500,000,000 aggregate principal amount of its outstanding 4.054% Senior Notes due 2029 (the “Old 2029 Senior Notes”) for a like principal amount of registered 4.054% Senior Notes due 2029 (the “New 2029 Senior Notes”), (vii) $5,000,000,000 aggregate principal amount of its outstanding 4.279% Senior Notes due 2032 (the “Old 2032 Senior Notes”) for a like principal amount of registered 4.279% Senior Notes due 2032 (the “New 2032 Senior Notes”), (viii) $4,500,000,000 aggregate principal amount of its outstanding 5.050% Senior Notes due 2042 (the “Old 2042 Senior Notes”) for a like principal amount of registered 5.050% Senior Notes due 2042 (the “New 2042 Senior Notes”), (ix) $7,000,000,000 aggregate principal amount of its outstanding 5.141% Senior Notes due 2052 (the “Old 2052 Senior Notes”) for a like principal amount of registered 5.141% Senior Notes due 2052 (the “New 2052 Senior Notes”), (x) $3,000,000,000 aggregate principal amount of its outstanding 5.391% Senior Notes due 2062 (the “Old 2062 Senior Notes”) for a like principal amount of registered 5.391% Senior Notes due 2062 (the “New 2062 Senior Notes”), and (xi) $500,000,000 aggregate principal amount of its outstanding Floating Rate Senior Notes due 2024 (the “Old Floating Rate Senior Notes”, and, together with the Old 2024 Senior Notes, the Old 2024 NC1 Senior Notes, the Old 2025 Senior Notes, the Old 2025 NC1 Senior Notes, the Old 2027 Senior Notes, the Old 2029 Senior Notes, the Old 2032 Senior Notes, the Old 2042 Senior Notes, the Old 2052 Senior Notes and the Old 2062 Senior Notes, the “Old Notes”) for a like principal amount of registered Floating Rate Senior Notes due 2024 (the “New Floating Rate Senior Notes” and, together with the New 2024 Senior Notes, the New 2024 NC1 Senior Notes, the New 2025 Senior Notes, the New 2025 NC1 Senior Notes, the New 2027 Senior Notes, the New 2029 Senior Notes, the New 2032 Senior Notes, the New 2042 Senior Notes, the New 2052 Senior Notes and the New 2062 Senior Notes, the “New Notes”). As used herein, the term “Notes” shall mean the New Notes together with the Old Notes.

The terms of the New Notes are identical in all material respects to the terms of the Old Notes of the corresponding series, except that the New Notes are registered under the Securities Act of 1933, as amended (the “Securities Act”), and will not contain restrictions on transfer or provisions relating to additional interest, will bear different CUSIP numbers from the Old Notes of the corresponding series and will not entitle their holders to registration rights. The New Notes will be fully, unconditionally, jointly and severally guaranteed on an unsecured unsubordinated basis by the same entities that guarantee the Old Notes. Each guarantee constitutes a separate security that is being offered by the relevant guarantor.

The Notes will not be listed on any securities exchange or any automated dealer quotation system and there is currently no public market for the Old Notes or for the New Notes.

All untendered Old Notes will continue to be subject to the restrictions on transfer set forth in the Old Notes and in the indenture governing the Notes. In general, the Old Notes may not be offered or sold unless registered under the Securities Act, except pursuant to an exemption from, or in a transaction not subject to, registration under the Securities Act. Other than in connection with the exchange offer, the Issuer does not currently anticipate that it will register any series of the Old Notes under the Securities Act.

The exchange offer will expire at 5:00 p.m., New York City time, on April 28, 2023 (the “Expiration Date”) unless we extend the Expiration Date. You should read the section called “The Exchange Offer” for further information on how to exchange your Old Notes for New Notes.

See “Risk Factors” beginning on page 17 for a discussion of risk factors that you should consider prior to tendering your Old Notes in the exchange offer and risk factors related to ownership of the Notes.

Each broker-dealer that receives New Notes for its own account pursuant to the exchange offer must acknowledge that it will deliver a prospectus in connection with any resale of such New Notes. The letter of transmittal states that by so acknowledging and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an “underwriter” within the meaning of the Securities Act. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of New Notes received in exchange for Old Notes where such Old Notes were acquired by such broker-dealer as a result of market-making activities or other trading activities. We have agreed that, for a period ending on the earlier of (i) 120 days from the date on which this registration statement is declared effective and (ii) the date on which no broker-dealer is required to deliver a prospectus in connection with market-making or other trading activities, we will make this prospectus available to any broker-dealer for use in connection with any such resale. See “Plan of Distribution.”

Neither the U.S. Securities and Exchange Commission (“SEC”) nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is March 31, 2023

You should rely only on the information contained in, or incorporated by reference into, this prospectus or to which we have referred you. We have not authorized anyone to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. This prospectus does not constitute an offer to sell, or a solicitation of an offer to purchase, the securities offered by this prospectus in any jurisdiction to or from any person to whom or from whom it is unlawful to make such offer or solicitation of an offer in such jurisdiction. You should not assume that the information contained in this prospectus is accurate as of any date other than the date of this prospectus. Also, you should not assume that there has been no change in the affairs of Warner Bros. Discovery, Inc. and its subsidiaries since the date of this prospectus. Any information incorporated by reference herein is accurate only as of the date of the document incorporated by reference.

This prospectus incorporates important business and financial information about us that is not included in or delivered with this prospectus. See “Where You Can Find More Information” and “Incorporation of Certain Information by Reference.” You may request a copy of any document incorporated by reference in this prospectus at no cost by calling us at (212) 548-5555 or writing us at the following address:

Warner Bros. Discovery, Inc.

230 Park Avenue South

New York, New York 10003

Attention: Investor Relations

If you would like to request copies of these documents, please do so by April 21, 2023 (which is five business days before the scheduled expiration of the exchange offer) in order to receive them before the expiration of the exchange offer.

SUMMARY

This summary highlights selected information contained elsewhere in this prospectus or the documents incorporated by reference in this prospectus. Because this is only a summary, it does not contain all of the information that you should consider in making your investment decision. You should read the following summary together with the entire prospectus, including the more detailed information regarding our company and the New Notes being exchanged in this offering appearing elsewhere in this prospectus or the documents incorporated by reference in this prospectus. You should also carefully consider, among other things, the matters discussed in the sections entitled “Risk Factors” in this prospectus or the documents incorporated by reference in this prospectus, and the consolidated financial statements and the related notes incorporated by reference in this prospectus, before deciding to invest in the Notes.

Except as the context otherwise requires, or as otherwise specified or used in this prospectus, (1) the terms “we,” “our,” “us,” “the Issuer” and “WMH” refer to WarnerMedia Holdings, Inc. (formerly known as Magallanes, Inc.) together with its subsidiaries; (2) the terms “WBD” or “the Parent Guarantor” refer to Warner Bros. Discovery, Inc. (formerly known as Discovery, Inc.), together with its subsidiaries; (3) the term “DCL” refers to Discovery Communications, LLC and (4) the term “Scripps” refers to Scripps Networks Interactive, Inc.

Warner Bros. Discovery, Inc.

On April 8, 2022 (the “Merger Closing Date”), Discovery, Inc. (“Discovery”) completed the Merger (as defined below) in which it acquired the business, operations and activities that constituted the WarnerMedia segment of AT&T Inc. (“AT&T”), subject to certain exceptions (the “WarnerMedia Business”) and changed its name from “Discovery, Inc.” to “Warner Bros. Discovery, Inc.”

On the Merger Closing Date, WBD and AT&T completed the transactions contemplated by (1) the Separation and Distribution Agreement, dated as of May 17, 2021 (as amended, the “Separation Agreement”), by and among AT&T, Magallanes, Inc. (“Spinco”) and Discovery, (2) that certain Agreement and Plan of Merger, dated as of May 17, 2021 (as amended, the “Merger Agreement”), by and among Discovery, Drake Subsidiary, Inc. (“Merger Sub”), AT&T and Spinco and (3) certain other agreements in connection with the transactions contemplated by the Merger Agreement and the Separation Agreement. Specifically, (1) AT&T transferred the WarnerMedia Business to Spinco, subject to certain exceptions as set forth in the Separation Agreement (the “Separation”), (2) thereafter, on the Merger Closing Date, AT&T distributed to its stockholders all of the shares of common stock, par value $0.01 per share, of Spinco (“Spinco common stock”) held by AT&T by way of a pro rata dividend such that each holder of shares of common stock, par value $1.00 per share, of AT&T (“AT&T common stock”) was entitled to receive one share of Spinco common stock for each share of AT&T common stock held as of the record date, April 5, 2022 (the “Distribution”), and (3) following the Distribution, Merger Sub merged with and into Spinco, with Spinco surviving as a wholly owned subsidiary of WBD (the “Merger” and together with the Separation and the Distribution, the “WarnerMedia Transactions”). Spinco was subsequently renamed “WarnerMedia Holdings, Inc.” Pursuant to the Merger Agreement, at the effective time of the Merger, each issued and outstanding share of Spinco common stock on the Merger Closing Date was automatically converted into the right to receive 0.241917 shares of WBD Series A common stock (“WBD common stock”).

WBD is a premier global media and entertainment company that combines the WarnerMedia Business’s premium entertainment, sports and news assets with Discovery’s leading non-fiction and international entertainment and sports businesses, thus offering audiences a differentiated portfolio of content, brands and franchises across television, film, streaming and gaming. Some of its iconic brands and franchises include Warner Bros. Pictures Group, Warner Bros. Television Group, DC, HBO, HBO Max, Discovery Channel,

discovery+, CNN, HGTV, Food Network, TNT, TBS, TLC, OWN, Warner Bros. Games, Batman, Superman, Wonder Woman, Harry Potter, Looney Tunes, Hanna-Barbera, Game of Thrones, and The Lord of the Rings.

WBD is home to a powerful creative engine and one of the largest collections of owned content in the world and has one of the strongest hands in the industry in terms of the completeness and quality of assets and intellectual property across sports, news, lifestyle, and entertainment in virtually every region of the globe and in most languages. Additionally, WBD serves audiences and consumers around the world with content that informs, entertains, and, when at its best, inspires.

WBD’s asset mix positions it to drive a balanced approach to creating long-term value for shareholders. It represents the full entertainment eco-system, and the ability to serve consumers across the entire spectrum of offerings from domestic and international networks, premium pay-TV, streaming, production and release of feature films and original series, related consumer products and themed experience licensing, and interactive gaming.

WBD generates revenue from the sale of advertising on its networks and digital platforms (advertising revenue); fees charged to distributors that carry its network brands and programming, including cable, direct-to-home satellite, telecommunication and digital service providers, as well as through direct-to-consumer subscription services (distribution revenue); the release of feature films for initial exhibition in theaters, the licensing of feature films and television programs to various television, subscription video on demand and other digital markets, distribution of feature films and television programs in the physical and digital home entertainment market, sales of console games and mobile in-game content, sublicensing of sports rights, and licensing of intellectual property such as characters and brands (content revenue); and other sources such as studio tours and production services (other revenue).

The WBD common stock trades on the Nasdaq Global Select Market under the symbol “WBD”. Its principal executive offices are located at 230 Park Avenue South, New York, NY, 10003, and the telephone number is (212) 548-5555.

Discovery Communications, LLC

DCL is an indirect, wholly-owned subsidiary of WBD. DCL includes WBD’s Discovery Channel and TLC networks in the U.S. DCL is a Delaware limited liability company. Its principal executive offices are located at 230 Park Avenue South, New York, NY, 10003, and the telephone number is (212) 548-5555.

Scripps Networks Interactive, Inc.

Scripps is a direct, wholly-owned subsidiary of WBD. Certain of WBD’s operations, including Food Network and HGTV, are conducted through Scripps. Scripps is an Ohio corporation. Its principal executive offices are located at 230 Park Avenue South, New York, NY, 10003, and the telephone number is (212) 548-5555.

WarnerMedia Holdings, Inc.

WMH is a direct, wholly-owned subsidiary of WBD. WMH, which was originally named Magallanes, Inc., was organized specifically for the purpose of effecting the WarnerMedia Transactions. The WarnerMedia Business is conducted through WMH and its subsidiaries. Its principal executive offices are located at 230 Park Avenue South, New York, NY, 10003, and the telephone number is (212) 548-5555.

Recent Developments

On March 10, 2023, WMH completed its registered offering (the “3NC1 Senior Notes Offering”) of $1,500,000,000 aggregate principal amount of its 6.412% Senior Notes due 2026 (the “3NC1 Senior Notes”).

The 3NC1 Senior Notes were issued pursuant to an indenture, dated as of March 10, 2023 (the “WMH Indenture”), among WMH, WBD and U.S. Bank Trust Company, National Association, as trustee (the “Trustee”), as supplemented by a supplemental indenture, dated as of March 10, 2023 (the “Supplemental Indenture” and, together with the WMH Indenture, the “3NC1 Indenture”), among WMH, WBD, DCL, Scripps and the Trustee. The 3NC1 Indenture contains certain covenants, events of default and other customary provisions. The 3NC1 Senior Notes are fully and unconditionally guaranteed on a senior unsecured basis by WBD, DCL and Scripps. WMH used the net proceeds from the 3NC1 Senior Notes Offering, together with available cash, to repay $1,500,000,000 of the borrowings outstanding under its Term Loan Facility (as defined herein) (the “Term Loan Repayment”).

Debt Securities and Guarantee Structure

Set forth below is a diagram that graphically illustrates, in simplified form, the corporate debt and guarantee structure of WBD as of December 31, 2022, adjusted to give effect to the 3NC1 Senior Notes Offering and the Term Loan Repayment.

Summary of the Terms of the Exchange Offer

Background	On March 15, 2022, WMH issued and privately placed, in each case pursuant to exemptions from the registration requirements of the Securities Act:

(i) $1,750,000,000 aggregate principal amount of its Old 2024 Senior Notes,

(ii) $500,000,000 aggregate principal amount of its Old 2024 NC1 Senior Notes,

(iii) $1,750,000,000 aggregate principal amount of its Old 2025 Senior Notes,

(iv) $500,000,000 aggregate principal amount of its Old 2025 NC1 Senior Notes,

(v) $4,000,000,000 aggregate principal amount of its Old 2027 Senior Notes,

(vi) $1,500,000,000 aggregate principal amount of its Old 2029 Senior Notes,

(vii) $5,000,000,000 aggregate principal amount of its Old 2032 Senior Notes,

(viii) $4,500,000,000 aggregate principal amount of its Old 2042 Senior Notes,

(ix) $7,000,000,000 aggregate principal amount of its Old 2052 Senior Notes,

(x) $3,000,000,000 aggregate principal amount of its Old 2062 Senior Notes, and

(xi) $500,000,000 aggregate principal amount of its Old Floating Rate Senior Notes.

In connection with the issuance of the Old Notes, WMH entered into a registration rights agreement, dated as of March 15, 2022 (as supplemented by the Counterpart to Registration Rights Agreement, dated as of April 8, 2022, the “Registration Rights Agreement”), with J.P. Morgan Securities LLC and Goldman Sachs & Co. LLC, as representatives of the initial purchasers of the Old Notes. Pursuant to the Registration Rights Agreement, WMH, WBD, DCL and Scripps have agreed, among other things, to consummate the exchange offer.

The Notes	The terms of the New Notes will be identical in all material respects to the terms of the Old Notes, except that the New Notes will be registered under the Securities Act and will not be subject to restrictions on transfer or contain provisions relating to additional interest, will bear different CUSIP and ISIN numbers than the Old Notes, will not entitle their holders to registration rights and will be subject to terms relating to book-entry procedures and administrative terms relating to transfers that differ from those of the Old Notes.

When we use the term “2024 Senior Notes” in this prospectus, the related discussion applies to both the Old 2024 Senior Notes and the New 2024 Senior Notes.

When we use the term “2024 NC1 Senior Notes” in this prospectus, the related discussion applies to both the Old 2024 NC1 Senior Notes and the New 2024 NC1 Senior Notes.

When we use the term “2025 Senior Notes” in this prospectus, the related discussion applies to both the Old 2025 Senior Notes and the New 2025 Senior Notes.

When we use the term “2025 NC1 Senior Notes” in this prospectus, the related discussion applies to both the Old 2025 NC1 Senior Notes and the New 2025 NC1 Senior Notes.

When we use the term “2027 Senior Notes” in this prospectus, the related discussion applies to both the Old 2027 Senior Notes and the New 2027 Senior Notes.

When we use the term “2029 Senior Notes” in this prospectus, the related discussion applies to both the Old 2029 Senior Notes and the New 2029 Senior Notes.

When we use the term “2032 Senior Notes” in this prospectus, the related discussion applies to both the Old 2032 Senior Notes and the New 2032 Senior Notes.

When we use the term “2042 Senior Notes” in this prospectus, the related discussion applies to both the Old 2042 Senior Notes and the New 2042 Senior Notes.

When we use the term “2052 Senior Notes” in this prospectus, the related discussion applies to both the Old 2052 Senior Notes and the New 2052 Senior Notes.

When we use the term “2062 Senior Notes” in this prospectus, the related discussion applies to both the Old 2062 Senior Notes and the New 2062 Senior Notes.

When we use the term “Floating Rate Senior Notes” in this prospectus, the related discussion applies to both the Old Floating Rate Senior Notes and the New Floating Rate Senior Notes.

When we use the term “Notes” in this prospectus, the related discussion applies to both the Old Notes and the New Notes.

CUSIPs and ISINs for the Old Notes and the New Notes are set forth below:

Series	Old Note CUSIP (144A)	Old Note CUSIP (Regulation S)	Old Note ISIN (144A)	Old Note ISIN (Regulation S)	New Note CUSIP	New Note ISIN
2024 Senior Notes	55903V AC7	U55632 AB6	US55903VAC72	USU55632AB67	55903V AW3	US55903VAW37
2024 NC1 Senior Notes	55903V AB9	U55632 AK6	US55903VAB99	USU55632AK66	55903V AV5	US55903VAV53
2025 Senior Notes	55903V AE3	U55632 AC4	US55903VAE39	USU55632AC41	55903V AZ6	US55903VAZ67
2025 NC1 Senior Notes	55903V AU7	U55632 AL4	US55903VAU70	USU55632AL40	55903V AY9	US55903VAY92
2027 Senior Notes	55903V AG8	U55632 AD2	US55903VAG86	USU55632AD24	55903V BA0	US55903VBA08
2029 Senior Notes	55903V AJ2	U55632 AE0	US55903VAJ26	USU55632AE07	55903V BB8	US55903VBB80
2032 Senior Notes	55903V AL7	U55632 AF7	US55903VAL71	USU55632AF71	55903V BC6	US55903VBC63
2042 Senior Notes	55903V AN3	U55632 AG5	US55903VAN38	USU55632AG54	55903V BD4	US55903VBD47
2052 Senior Notes	55903V AQ6	U55632 AH3	US55903VAQ68	USU55632AH38	55903V BE2	US55903VBE20
2062 Senior Notes	55903V AS2	U55632 AJ9	US55903VAS25	USU55632AJ93	55903V BF9	US55903VBF94
Floating Rate Senior Notes	55903V AA1	U55632 AA8	US55903VAA17	USU55632AA84	55903V AX1	US55903VAX10

The Exchange Offer	We are offering to exchange Old Notes of each series for a like principal amount of New Notes of the corresponding series. The consummation of the exchange offer is not conditioned upon any minimum or maximum aggregate principal amount of Old Notes being tendered for exchange.

Resale of New Notes	We believe the New Notes that will be issued in the exchange offer may be resold by most investors without compliance with the registration and prospectus delivery provisions of the Securities Act, subject to certain conditions. Each broker-dealer that receives New Notes for its own account in exchange for Old Notes, where such Old Notes were acquired by such broker-dealer as a result of market-making activities or other trading activities, must acknowledge that it will deliver a prospectus in connection with any resale of such New Notes. You should read the discussions under “The Exchange Offer” and “Plan of Distribution” for further information regarding the exchange offer and resale of the New Notes.

Registration Rights Agreement	We are undertaking the exchange offer pursuant to the terms of the Registration Rights Agreement. Under the Registration Rights Agreement, WMH, WBD, DCL and Scripps agreed, among other things, to consummate an exchange offer for the Old Notes pursuant to an effective registration statement or to cause resales of the Old Notes to be registered. We have filed this registration statement to meet our obligations under the Registration Rights Agreement. If we fail to satisfy certain obligations under the Registration Rights Agreement, we would be required to pay additional interest to holders of the Old Notes under specified circumstances. See “Exchange Offer; Registration Rights.”

Consequences of Failure to Exchange the Old Notes	If we complete the exchange offer and you do not participate in it, then:

•	your Old Notes will continue to be subject to the existing restrictions upon their transfer;

•	certain interest rate provisions will no longer apply to your Old Notes;

•	we will have no further obligation to provide for the registration under the Securities Act of those Old Notes except under certain limited circumstances; and

•	the liquidity of the market for your Old Notes could be adversely affected.

See “The Exchange Offer—Terms of the Exchange Offer; Period for Tendering Old Notes.”

Denominations of New Notes	Tendering holders of Old Notes must tender Old Notes in minimum denominations of $2,000 and integral multiples of $1,000 in excess thereof. New Notes will be issued in minimum denominations of $2,000 and integral multiples of $1,000 in excess thereof.

Expiration Date	The exchange offer will expire at 5:00 p.m., New York City time, on April 28, 2023 (the “Expiration Date”), unless we extend it, in which case Expiration Date means the latest date and time to which the exchange offer is extended.

Interest on the New Notes	The New Notes of each series will accrue interest from the most recent date to which interest has been paid or provided for on the Old Notes of the corresponding series. Any Old Notes not exchanged will remain outstanding and continue to accrue interest according to their terms.

Conditions to the Exchange Offer	The exchange offer is subject to customary conditions. We will not be required to accept for exchange, or to issue any New Notes in exchange for, any Old Notes, and we may terminate or amend the exchange offer with respect to one or more series of Notes, if we determine in our reasonable judgment at any time before the Expiration Date that the exchange offer would violate applicable law or any applicable interpretation of the staff of the SEC. The foregoing condition is for our sole benefit and may be waived by us at any time. In addition, we will not accept for exchange any Old Notes tendered, and no New Notes will be issued in exchange for any such Old Notes, if at any time any stop order is threatened or in effect with respect to:

•	the registration statement of which this prospectus constitutes a part; or

•	the qualification of the indenture under the Trust Indenture Act of 1939, as amended (the “Trust Indenture Act”).

See “The Exchange Offer—Conditions to the Exchange Offer.” We reserve the right to terminate or amend the exchange offer at any time prior to the Expiration Date upon the occurrence of any of the foregoing events. If we make a material change to the terms of the exchange offer, we will, to the extent required by law, disseminate additional offer materials and extend the exchange offer.

Procedures for Tendering Old Notes	If you hold Old Notes through The Depository Trust Company (“DTC”) and wish to participate in the exchange offer, you must follow the automatic tender offer program (“ATOP”) procedures established by DTC for tendering the Old Notes that are held in book-entry form. The ATOP procedures require (i) that the Exchange Agent (as defined below) receive, prior to the expiration date of the exchange offer, a computer-generated message known as an “agent’s message” that is transmitted through ATOP and (ii) that DTC confirm that:

•	DTC has received the instructions to exchange your Old Notes; and

•	you agree to be bound by the terms of the letter of transmittal.

See “The Exchange Offer—Procedures for Tendering Old Notes.”

Guaranteed Delivery Procedures	If you wish to tender your Old Notes, but cannot properly do so prior to the Expiration Date, you may tender your Old Notes according to the guaranteed delivery procedures set forth under “The Exchange Offer—Guaranteed Delivery Procedures.”

Withdrawal Rights	Tenders of Old Notes may be withdrawn at any time prior to 5:00 p.m., New York City time, on the Expiration Date. To withdraw a tender of Old Notes, a notice of withdrawal must be actually received by the Exchange Agent at its address set forth in “The Exchange Offer—Exchange Agent” prior to 5:00 p.m., New York City time, on the Expiration Date. See “The Exchange Offer—Withdrawal Rights.”

Acceptance of Old Notes and Delivery of New Notes	Except in some circumstances, any and all Old Notes that are validly tendered in the exchange offer prior to 5:00 p.m., New York City time, on the Expiration Date will be accepted for exchange. The New Notes issued pursuant to the exchange offer will be delivered promptly after such acceptance. See “The Exchange Offer—Acceptance of Old Notes for Exchange; Delivery of New Notes.”

Certain U.S. Federal Income Tax Considerations	We believe that the exchange of the Old Notes for the New Notes will not constitute a taxable exchange for U.S. federal income tax purposes. See “Material United States Federal Income Tax Considerations.”

Use of Proceeds	We will not receive any cash proceeds from the issuance of the New Notes in this exchange offer.

Exchange Agent	U.S. Bank Trust Company, National Association is serving as the Exchange Agent (the “Exchange Agent”).

Summary of the Terms of the Notes

The terms of the New Notes offered in the exchange offer are identical in all material respects to the Old Notes, except that the New Notes:

•	are registered under the Securities Act and therefore will not be subject to restrictions on transfer;

•	will not be subject to provisions relating to additional interest;

•	will bear different CUSIP numbers and ISINs;

•	will not entitle their holders to registration rights; and

•	will be subject to terms relating to book-entry procedures and administrative terms relating to transfers that differ from those of the Old Notes.

The following summary contains basic information about the Notes and is not intended to be complete. For a more detailed description of the Notes, please refer to the section entitled “Description of Notes” in this prospectus.

Issuer	WarnerMedia Holdings, Inc.

Parent Guarantor	Warner Bros. Discovery, Inc.

Subsidiary Guarantors	Each domestic subsidiary of the Parent Guarantor that is a borrower or that guarantees the payment of any debt under the Senior Credit Facilities or any Material Debt (both as defined herein). See “Description of Notes.” As of the date of issuance of the New Notes, the only Subsidiary Guarantors will be DCL and Scripps.

Notes Offered	$1,750,000,000 aggregate principal amount of New 2024 Senior Notes.

$500,000,000 aggregate principal amount of New 2024 NC1 Senior Notes.

$1,750,000,000 aggregate principal amount of New 2025 Senior Notes.

$500,000,000 aggregate principal amount of New 2025 NC1 Senior Notes.

$4,000,000,000 aggregate principal amount of New 2027 Senior Notes.

$1,500,000,000 aggregate principal amount of New 2029 Senior Notes.

$5,000,000,000 aggregate principal amount of New 2032 Senior Notes.

$4,500,000,000 aggregate principal amount of New 2042 Senior Notes.

$7,000,000,000 aggregate principal amount of New 2052 Senior Notes.

$3,000,000,000 aggregate principal amount of New 2062 Senior Notes.

$500,000,000 aggregate principal amount of New Floating Rate Senior Notes.

Interest Rates; Interest Payment Dates; Maturity Date	Each series of New Notes will have the same interest rates, maturity dates and interest payment dates as the corresponding series of Old Notes for which they are being offered in exchange, as set forth below:

Series	Stated Maturity Date	Interest Rates	Interest Payment Dates
2024 Senior Notes	March 15, 2024	3.428% per annum	March 15 and September 15
2024 NC1 Senior Notes	March 15, 2024	3.528% per annum	March 15 and September 15
2025 Senior Notes	March 15, 2025	3.638% per annum	March 15 and September 15
2025 NC1 Senior Notes	March 15, 2025	3.788% per annum	March 15 and September 15
2027 Senior Notes	March 15, 2027	3.755% per annum	March 15 and September 15
2029 Senior Notes	March 15, 2029	4.054% per annum	March 15 and September 15
2032 Senior Notes	March 15, 2032	4.279% per annum	March 15 and September 15
2042 Senior Notes	March 15, 2042	5.050% per annum	March 15 and September 15
2052 Senior Notes	March 15, 2052	5.141% per annum	March 15 and September 15
2062 Senior Notes	March 15, 2062	5.391% per annum	March 15 and September 15
Floating Rate Senior Notes	March 15, 2024	Compounded SOFR plus 1.78% per annum	March 15, June 15, September 15 and December 15

Each New Note will bear interest from the most recent interest payment date on which interest has been paid on the corresponding Old Note. Any Old Notes not exchanged will remain outstanding and continue to accrue interest according to their terms. Holders of Old Notes that are accepted for exchange will be deemed to have waived the right to receive any payment in respect of interest accrued from the date of the last interest payment date in respect of their Old Notes until the date of the issuance of the New Notes.

Consequently, holders of New Notes will receive the same interest payments that they would have received had they not exchanged their Old Notes in the exchange offer. No accrued but unpaid interest will be paid with respect to any Old Notes tendered and not validly withdrawn prior to the withdrawal deadline.

Ranking	The New Notes will be WMH’s senior unsecured obligations and will rank equally in right of payment to all of its existing and future senior unsecured debt and senior in right of payment to all of its future subordinated debt. The New Notes will be effectively subordinated to any of WMH’s future secured debt to the extent of the value of the assets securing such debt, and the New Notes will be structurally subordinated to the liabilities of WMH’s subsidiaries.

As of December 31, 2022, adjusted to give effect to the 3NC1 Senior Notes Offering and the Term Loan Repayment:

•

WMH’s outstanding indebtedness consisted of $30.0 billion aggregate principal amount of the Old Notes, $1.5 billion aggregate principal amount of the 3NC1 Senior Notes, $2.5 billion of borrowings under its Term Loan Facility, its guarantees of $13.8 billion aggregate principal amount of DCL’s senior debt securities and its guarantee of $0 billion of borrowings under DCL’s Revolving Credit Facility;

•	WMH had no secured indebtedness outstanding; and

•	WMH’s subsidiaries had $1.5 billion in aggregate principal amount of indebtedness outstanding.

See “Description of Notes” for definitions of the Term Loan Facility and the Revolving Credit Facility.

Parent Guarantee	All payments on the New Notes, including principal and interest (and premium, if any), will be fully and unconditionally guaranteed on an unsecured and unsubordinated basis by the Parent Guarantor. See “Description of Notes—Guarantees—Guarantee by the Parent Guarantor.”

The Parent Guarantee of the New Notes will rank equally in right of payment with all of the Parent Guarantor’s existing and future senior debt and senior in right of payment to all of the Parent Guarantor’s future subordinated debt. The Parent Guarantee will be effectively subordinated to any of the Parent Guarantor’s future secured debt to the extent of the value of the assets securing such debt, and the Parent Guarantee will be structurally subordinated to the liabilities of the Parent Guarantor’s subsidiaries (other than WMH and the Subsidiary Guarantors).

As of December 31, 2022, adjusted to give effect to the 3NC1 Senior Notes Offering and the Term Loan Repayment:

•

the Parent Guarantor’s outstanding indebtedness consisted of its guarantees of $13.8 billion aggregate principal amount of DCL’s senior debt securities, its guarantees of $30.0 billion aggregate principal amount of the Old Notes, its guarantees of $1.5 billion aggregate principal amount of the 3NC1 Senior Notes, its guarantee of $0 billion of borrowings under DCL’s Revolving Credit Facility and its guarantee of $2.5 billion of borrowings under WMH’s Term Loan Facility;

•	WBD had no secured indebtedness outstanding; and

•

the Parent Guarantor’s subsidiaries, other than DCL and Scripps as described under “—Subsidiary Guarantors,” and WMH and certain of its subsidiaries as described under “—Ranking,” had no indebtedness outstanding.

See “Description of Notes” for definitions of the Term Loan Facility and the Revolving Credit Facility.

Subsidiary Guarantors	All payments on the New Notes, including principal and interest (and premium, if any), will be fully and unconditionally guaranteed on an unsecured and unsubordinated basis by each wholly-owned domestic subsidiary of the Parent Guarantor that is a borrower or that guarantees the payment of any debt under the Senior Credit Facilities or any Material Debt. Each such guarantee of the New Notes will rank equally in right of payment with all other existing and future unsecured and unsubordinated indebtedness of each such subsidiary guarantor. Each such guarantee will be effectively subordinated to each such subsidiary guarantor’s future secured indebtedness to the extent of the value of the assets securing that debt.

As of December 31, 2022, adjusted to give effect to the 3NC1 Senior Notes Offering and the Term Loan Repayment:

•

DCL’s outstanding indebtedness consisted of $13.8 billion of senior debt securities, $0 billion of borrowings under its Revolving Credit Facility, its guarantees of $30.0 billion aggregate principal amount of the Old Notes, its guarantees of $1.5 billion aggregate principal amount of the 3NC1 Senior Notes and its guarantee of $2.5 billion of borrowings under WMH’s Term Loan Facility;

•	DCL had available borrowing capacity of $6.0 billion of its Revolving Credit Facility;

•

Scripps’ outstanding indebtedness consisted of $23.0 million of senior notes issued by Scripps prior to the acquisition of Scripps by WBD, its guarantees of $30.0 billion aggregate principal amount of the Old Notes, its guarantees of $1.5 billion aggregate principal amount of the 3NC1 Senior Notes, its guarantees of $13.8 billion aggregate principal amount of DCL’s senior debt securities, its guarantee of $0 billion of borrowings under DCL’s Revolving Credit Facility and its guarantee of $2.5 billion of borrowings under WMH’s Term Loan Facility;

•	None of DCL’s or Scripps’ subsidiaries had any secured debt outstanding; and

•	None of DCL’s or Scripps’ subsidiaries had any indebtedness outstanding.

See “Description of Notes” for definitions of the Term Loan Facility and the Revolving Credit Facility.

See “Risk Factors—Risks Related to the Notes—DCL and Scripps conduct a substantial amount of their operations, and WBD and the Issuer conduct substantially all of their respective operations, through subsidiaries. WBD, the Issuer, DCL and Scripps may be limited in their ability to access funds from their subsidiaries to service their debt, including the Notes and the note guarantees. In addition, the Notes will not be guaranteed, except in certain circumstances, by any subsidiaries of WBD other than DCL and Scripps and each other wholly owned domestic subsidiary of WBD that in the future becomes a borrower or that guarantees the payment of any debt under the Senior Credit Facilities or any Material Debt.”

Optional Redemption	Each series of New Notes will have the same redemption terms as the corresponding series of Old Notes for which they are being offered in exchange, as set forth below:

Floating Rate Senior Notes: WMH will not have the option to redeem the Floating Rate Senior Notes, in whole or in part, prior to their maturity date.

2024 Senior Notes: WMH may redeem the 2024 Senior Notes, in whole or in part, at any time prior to their maturity at a redemption price equal to 100% of the principal amount of the 2024 Senior Notes, plus a “make-whole” premium equal to the Adjusted Treasury Rate (as defined herein) plus 30 basis points, plus accrued and unpaid interest, if any, to, but excluding, the date of redemption.

2024 NC1 Senior Notes: WMH may redeem the 2024 NC1 Senior Notes, in whole or in part, at any time prior to their maturity at a redemption price equal to 100% of the principal amount of the 2024 NC1 Senior Notes, plus accrued and unpaid interest, if any, to, but excluding, the date of redemption.

2025 Senior Notes: WMH may redeem the 2025 Senior Notes, in whole or in part, at any time prior to their maturity at a redemption price equal to 100% of the principal amount of the 2025 Senior Notes, plus a “make-whole” premium equal to the Adjusted Treasury Rate plus 30 basis points, plus accrued and unpaid interest, if any, to, but excluding, the date of redemption.

2025 NC1 Senior Notes: WMH may redeem the 2025 NC1 Senior Notes, in whole or in part, at any time prior to their maturity at a redemption price equal to 100% of the principal amount of the 2025 NC1 Senior Notes, plus accrued and unpaid interest, if any, to, but excluding, the date of redemption.

2027 Senior Notes: Prior to February 15, 2027, WMH may redeem the 2027 Notes, in whole or in part, at any time at a redemption price equal to 100% of the principal amount of the 2027 Senior Notes, plus a “make-whole” premium equal to the Adjusted Treasury Rate plus 30 basis points, plus accrued and unpaid interest, if any, to, but excluding, the date of redemption. On and after February 15, 2027, WMH may redeem the 2027 Senior Notes, in whole or in part, at any time prior to their maturity at a redemption price equal to 100% of the principal amount of the 2027 Senior Notes, plus accrued and unpaid interest, if any, to, but excluding, the date of redemption.

2029 Senior Notes: Prior to January 15, 2029, WMH may redeem the 2029 Senior Notes, in whole or in part, at any time at a redemption price equal to 100% of the principal amount of the 2029 Senior Notes, plus a “make-whole” premium equal to the Adjusted Treasury Rate plus 35 basis points, plus accrued and unpaid interest, if any, to, but excluding, the date of redemption. On and after January 15, 2029, WMH may redeem the 2029 Senior Notes, in whole or in part, at any time prior to their maturity at a redemption price equal to 100% of the principal amount of the 2029 Senior Notes, plus accrued and unpaid interest, if any, to, but excluding, the date of redemption.

2032 Senior Notes: WMH will not have the option to redeem the 2032 Notes prior to March 15, 2027. On and after March 15, 2027 and prior to December 15, 2031, WMH may redeem the 2032 Notes, in whole or in part, at any time at a redemption price equal to 100% of the principal amount of the 2032 Senior Notes, plus a “make-whole” premium equal to the Adjusted Treasury Rate plus 40 basis points, plus accrued and unpaid interest, if any, to, but excluding, the date of redemption. On and after December 15, 2031, WMH may redeem the 2032 Notes, in whole or in part, at any time prior to their maturity at a redemption price equal to 100% of the principal amount of the 2032 Senior Notes, plus accrued and unpaid interest, if any, to, but excluding, the date of redemption.

2042 Senior Notes: Prior to September 15, 2041, WMH may redeem the 2042 Senior Notes, in whole or in part, at any time at a redemption price equal to 100% of the principal amount of the 2042 Senior Notes, plus a “make-whole” premium equal to the Adjusted Treasury Rate plus 40 basis points, plus accrued and unpaid interest, if any, to, but excluding, the date of redemption. On and after September 15, 2041, WMH may redeem the 2042 Senior Notes, in whole or in part, at any time prior to their maturity at a redemption price equal to 100% of the principal amount of the 2042 Senior Notes, plus accrued and unpaid interest, if any, to, but excluding, the date of redemption.

2052 Senior Notes: WMH will not have the option to redeem the 2052 Senior Notes prior to March 15, 2027. On and after March 15, 2027 and prior to September 15, 2051, WMH may redeem the 2052

Senior Notes, in whole or in part, at any time at a redemption price equal to 100% of the principal amount of the 2052 Senior Notes, plus a “make-whole” premium equal to the Adjusted Treasury Rate plus 45 basis points, plus accrued and unpaid interest, if any, to, but excluding, the date of redemption. On and after September 15, 2051, WMH may redeem the 2052 Senior Notes, in whole or in part, at any time prior to their maturity at a redemption price equal to 100% of the principal amount of the 2052 Senior Notes, plus accrued and unpaid interest, if any, to, but excluding, the date of redemption.

2062 Senior Notes: WMH will not have the option to redeem the 2062 Senior Notes prior to March 15, 2027. On and after March 15, 2027 and prior to September 15, 2061, WMH may redeem the 2062 Notes, in whole or in part, at any time at a redemption price equal to 100% of the principal amount of the 2062 Notes, plus a “make-whole” premium equal to the Adjusted Treasury Rate plus 50 basis points, plus accrued and unpaid interest, if any, to, but excluding, the date of redemption. On and after September 15, 2061, WMH may redeem the 2062 Senior Notes, in whole or in part, at any time prior to their maturity at a redemption price equal to 100% of the principal amount of the 2062 Senior Notes, plus accrued and unpaid interest, if any, to, but excluding, the date of redemption.

See “Description of Notes—Optional Redemption.”

Change of Control Triggering Event	If a Change of Control Triggering Event occurs, WMH must offer to repurchase the Notes at a price equal to 101% of the principal amount of the Notes, plus accrued and unpaid interest, if any, to, but excluding, the date of repurchase. See “Description of Notes—Change of Control Offer to Repurchase.”

Sinking Fund	None.

Covenants	WMH will issue each series of the New Notes as a separate series of debt securities. Each series of New Notes will be issued under the senior indenture, dated as of March 15, 2022 (the “base indenture”), by and among WMH, AT&T and the trustee, as amended and supplemented by the first supplemental indenture, dated as of April 8, 2022 (the “first supplemental indenture”; the base indenture, as amended and supplemented by the first supplemental indenture is referred to herein as the “indenture”), by and among WMH, WBD, DCL, Scripps and the trustee. The indenture restricts, among other things WMH’s and its subsidiaries’ ability to:

•	incur liens; and

•	enter into sale and leaseback transactions.

If any Subsidiary Guarantor and its subsidiaries are subsidiaries of the Parent Guarantor but not subsidiaries of WMH, then such Subsidiary Guarantor and its subsidiaries are treated as if they were subsidiaries of WMH for all purposes under the indenture.

In addition, the indenture limits WMH’s and WBD’s ability to consolidate or merge with or into another company, or sell all or substantially all of the assets of WMH or WBD, as applicable.

Form and Denomination of Notes	The New Notes of each series will be issued in the form of one or more fully-registered global securities, without coupons, in denominations of $2,000 in principal amount and integral multiples of $1,000 in excess thereof. These global securities will be deposited with the trustee as custodian for, and registered in the name of, a nominee of DTC. Except in the limited circumstances described under “Book-Entry, Form and Delivery,” New Notes will not be issued in certificated form or exchanged for interests in global securities.

Trustee, registrar and transfer agent	U.S. Bank Trust Company, National Association.

Governing Law	The indenture and the Notes are governed by the laws of the State of New York.

Further Issues	WMH may from time to time, without notice to or consent of the holders of the Notes, create and issue additional senior notes, which may include Notes of the same series as any series offered hereby, ranking equally and ratably with the Notes of such series offered hereby in all respects, provided that if such additional senior notes are not fungible with the original senior notes of such series for U.S. federal income tax purposes, such additional senior notes will have separate CUSIP numbers.

Risk Factors	An investment in the New Notes offered in the exchange offer involves risk. Before making an investment decision, you should carefully consider the risks described in “Risk Factors,” as well as other information included or incorporated by reference into this prospectus, including the risk factors set forth in Warner Bros. Discovery’s Annual Report on Form 10-K for the year ended December 31, 2022 (the “2022 WBD Annual Report”).

RISK FACTORS

Participating in the exchange offer and any investment in the Notes involves risks. You should carefully consider the following risks, as well as the other information contained or incorporated by reference in this prospectus, before making an investment decision. In particular, you should carefully consider the risks and uncertainties included in Item 1A, “Risk Factors,” of the 2022 WBD Annual Report which is incorporated by reference in this prospectus. For a discussion of additional uncertainties associated with forward-looking statements in this prospectus, see “Cautionary Note Regarding Forward-Looking Statements.” If any of those risks or the following risks actually occurs, WBD’s businesses, and your investment in the Notes, could be negatively affected. These risks and uncertainties are not the only ones we face. Additional risks and uncertainties not presently known to us, or that we currently deem immaterial, may also materially and adversely affect their business operations, results of operations, financial condition or prospects. If any of these risks materializes, our ability to pay interest on the Notes when due or to repay the Notes at maturity could be adversely affected, and the trading prices of the Notes could decline substantially.

Risks Related to the Exchange Offer

If you fail to exchange your Old Notes, they will continue to be restricted securities and may become less liquid.

Old Notes that you do not tender or WMH does not accept will, following the exchange offer, continue to be restricted securities, and may not be offered or sold except pursuant to an exemption from, or in a transaction not subject to, the registration requirements of the Securities Act and applicable state securities laws.

If a large number of outstanding Old Notes are exchanged for New Notes issued in the exchange offer, we expect that the liquidity of the market for any Old Notes remaining after the completion of the exchange offer will be substantially limited. Any Old Notes tendered and exchanged in the exchange offer will reduce the aggregate principal amount of the Old Notes of the applicable series outstanding. Following the exchange offer, if you do not tender your Old Notes you generally will not have any further registration rights, and your Old Notes will continue to be subject to certain transfer restrictions. Accordingly, the liquidity of the market for the Old Notes could be adversely affected.

Late deliveries of Old Notes and other required documents could prevent a holder from exchanging its Old Notes.

Holders are responsible for complying with all exchange offer procedures. The issuance of New Notes in exchange for Old Notes will only occur upon completion of the procedures described in this prospectus under “The Exchange Offer.” Therefore, holders of Old Notes who wish to exchange them for New Notes should allow sufficient time for timely completion of the exchange offer procedures. Neither we nor the exchange agent are obligated to extend the offer or notify you of any failure to follow the proper procedures or waive any defect if you fail to follow the proper procedures.

If you are a broker-dealer, your ability to transfer the New Notes may be restricted.

A broker-dealer that purchased Old Notes for its own account as part of market-making or trading activities must comply with the prospectus delivery requirements of the Securities Act when it sells the New Notes. Our obligation to make this prospectus available to broker-dealers is limited. Consequently, we cannot guarantee that a proper prospectus will be available to broker-dealers wishing to resell their New Notes.

Risks Related to the Notes

WBD has a significant amount of debt and may incur significant amounts of additional debt, which could adversely affect WBD’s financial health and its ability to react to changes in its business.

As of December 31, 2022, WBD had approximately $49.3 billion of consolidated debt, of which approximately $365 million was then current. WBD’s substantial level of indebtedness increases the possibility that it may be unable to generate cash sufficient to pay when due the principal of, interest on, or other amounts associated with its indebtedness. In addition, DCL and certain other subsidiaries of WBD had the ability to draw down $6.0 billion of the $6.0 billion Revolving Credit Facility (after giving effect to $0 million represented by outstanding letters of credit) in the ordinary course, which would have the effect of increasing its indebtedness. WBD is also permitted, subject to certain restrictions under its existing indebtedness, to obtain additional long-term debt and working capital lines of credit to meet future financing needs. This would have the effect of increasing WBD’s total leverage.

WBD’s substantial leverage could have significant negative consequences on its financial condition and results of operations, including:

•

impairing its ability to meet one or more of the financial ratio covenants contained in its debt agreements or to generate cash sufficient to pay interest or principal, which could result in an acceleration of some or all of its outstanding debt in the event that an uncured default occurs;

•	increasing WBD’s vulnerability to general adverse economic and market conditions;

•	limiting WBD’s ability to obtain additional debt or equity financing;

•	requiring the dedication of a substantial portion of WBD’s cash flow from operations to service its debt, thereby reducing the amount of cash flow available for other purposes;

•	requiring WBD to sell debt or equity securities or to sell some of its core assets, possibly on unfavorable terms, to meet payment obligations;

•	limiting WBD’s flexibility in planning for, or reacting to, changes in its business and the markets in which it competes; and

•	placing WBD at a possible competitive disadvantage with less leveraged competitors and competitors that may have better access to capital resources.

DCL and Scripps conduct a substantial amount of their operations, and WBD and the Issuer conduct substantially all of their respective operations, through subsidiaries. WBD, the Issuer, DCL and Scripps may be limited in their ability to access funds from their subsidiaries to service their debt, including the Notes and the note guarantees. In addition, the Notes will not be guaranteed, except in certain circumstances, by any subsidiaries of WBD other than DCL and Scripps and each other wholly owned domestic subsidiary of WBD that in the future becomes a borrower or that guarantees the payment of any debt under the Senior Credit Facilities or any Material Debt.

DCL and Scripps conduct a substantial amount of their operations, and WBD and the Issuer conduct substantially all of their respective operations, through subsidiaries. Accordingly, they depend on their subsidiaries’ earnings and advances or loans made by the subsidiaries to them (and potentially dividends or distributions by the subsidiaries to them) to provide funds necessary to meet their obligations, including the payments of principal, premium, if any, and interest on the Notes. If WBD, the Issuer, DCL and Scripps are unable to access the cash flows of their respective subsidiaries, they would be unable to meet their debt obligations.

The subsidiaries of WBD are separate and distinct legal entities and, except to the extent that they guarantee the Notes, have no obligation, contingent or otherwise, to pay any amounts due on the Notes or to make funds available to the Issuer to do so. In addition, the ability of the subsidiaries of WBD to pay dividends or otherwise transfer assets to WBD is subject to various restrictions under applicable law and limitations under contractual obligations. In the event of a bankruptcy, liquidation or reorganization of any of WBD’s subsidiaries, holders of their indebtedness and their trade creditors will generally be entitled to payment of their claims from the assets of those subsidiaries before any assets are made available for distribution to WBD. In addition, the indenture governing the Notes allows WBD to create new subsidiaries and invest in their subsidiaries, none of whose assets you will have any claim against, except to the extent that they guarantee the Notes. The Notes will be guaranteed on a senior unsecured basis by WBD and each wholly owned domestic subsidiary of WBD that is a borrower or that guarantees the payment of any debt under the Senior Credit Facilities or any Material Debt. There can be no assurance that any other future domestic subsidiary of WBD will guarantee indebtedness of DCL or the Issuer under the Senior Credit Facilities and, as a result, be required to guarantee the Notes. In the event that a future domestic subsidiary does guarantee the Notes as a result of its guaranteeing indebtedness of DCL or the Issuer under the Senior Credit Facilities, there also can be no assurance that such guarantee of the Senior Credit Facilities and, as a result, such guarantee of the Notes, will remain in place. There can be no assurance that DCL and Scripps will continue to guarantee the Senior Credit Facilities, and thus continue to be required to guarantee the Notes.

The Notes will be effectively subordinated to the Issuer’s and the guarantors’ future secured indebtedness to the extent of the value of the property securing that indebtedness.

The Notes will not be secured by any of the Issuer’s or the guarantors’ assets. As a result, the Notes and the note guarantees will be effectively subordinated to the Issuer’s and the guarantors’ future secured indebtedness with respect to the assets that secure that indebtedness. The effect of this subordination is that upon a default in payment on, or the acceleration of, any of the Issuer’s secured indebtedness, or in the event of bankruptcy, insolvency, liquidation, dissolution or reorganization of the Issuer or the guarantors, the proceeds from the sale of assets securing any secured indebtedness will be available to pay obligations on the Notes only after all such secured debt has been paid in full. As a result, the holders of the Notes may receive less, ratably, than the holders of secured debt in the event of the Issuer’s or the guarantors’ bankruptcy, insolvency, liquidation, dissolution or reorganization.

The Notes will be structurally subordinated to all obligations of WBD’s existing and future subsidiaries (other than the Issuer) that are not and do not become guarantors of the Notes.

The Notes will be guaranteed on a senior unsecured basis by WBD and each wholly owned domestic subsidiary of WBD that is a borrower or that guarantees the payment of any debt under the Senior Credit Facilities or any Material Debt. As of the date of issuance of the Notes, DCL and Scripps will guarantee the Notes. Except for such subsidiary guarantors of the Notes, WBD’s subsidiaries, including all of its non-domestic subsidiaries, will have no obligation, contingent or otherwise, to pay amounts due under the Notes or to make any funds available to pay those amounts, whether by dividend, distribution, loan or other payment. The Notes and note guarantees will be structurally subordinated to all indebtedness and other obligations of any non-guarantor subsidiary such that in the event of insolvency, liquidation, reorganization, dissolution or other winding up of any subsidiary that is not a guarantor, all of that subsidiary’s creditors (including trade creditors) would be entitled to payment in full out of that subsidiary’s assets before WBD or the Issuer would be entitled to any payment.

DCL and Scripps conduct a substantial amount of their operations, and WBD and the Issuer conduct substantially all of their respective operations, through subsidiaries. For the year ended December 31, 2022, on a pro forma basis after giving effect to the Merger, WBD’s subsidiaries other than the Issuer, DCL and Scripps represented approximately 95% of WBD’s consolidated revenues. As of December 31, 2022, WBD’s subsidiaries other than the Issuer, DCL and Scripps represented approximately 94% of WBD’s consolidated total assets and had approximately $35.4 billion of total liabilities, including trade payables but excluding intercompany liabilities.

In addition, WBD’s subsidiaries that provide, or will provide, note guarantees will be automatically released from those note guarantees upon the occurrence of certain events. See “Description of Notes—Guarantees—Guarantee by Subsidiaries of the Parent Guarantor.”

If any note guarantee is released, no holder of the Notes will have a claim as a creditor against that subsidiary, and the indebtedness and other liabilities, including trade payables and preferred stock, if any, whether secured or unsecured, of that subsidiary will be effectively senior to the claim of any holders of the Notes.

Variable rate indebtedness subjects the Issuer and WBD to interest rate risk, which could cause their respective debt service obligations to increase significantly.

Borrowings under the Senior Credit Facilities and certain other indebtedness of the Issuer and WBD are at variable rates of interest and expose the Issuer and WBD to interest rate risk. As interest rates increase, the Issuer’s and WBD’s debt service obligations on their respective variable rate indebtedness increase even though the amount borrowed remains the same, and their respective net income and cash flows, including cash available for servicing their respective indebtedness, will correspondingly decrease.

The indenture governing the Notes does not restrict the ability of the Issuer, WBD or any of their respective subsidiaries to incur additional unsecured debt, pay dividends or make other distributions to holders of its equity securities or repurchase their respective securities or to take other actions that could negatively impact their ability to pay their obligations under the Notes or the note guarantees, respectively.

None of the Issuer, WBD or any of their respective subsidiaries will be restricted under the terms of the indenture governing the Notes from incurring additional unsecured debt, paying dividends or making other distributions to holders of its equity securities or repurchasing its respective securities. In addition, WBD will not be restricted under the terms of the indenture governing the Notes from incurring secured indebtedness or entering into sale and leaseback transactions, and the limited covenants applicable to the Notes will not require the Issuer, WBD or any of their respective subsidiaries to achieve or maintain any minimum financial results relating to their respective financial position or results of operations. The ability to recapitalize, incur additional debt and take a number of other actions that are not limited by the terms of the indenture governing the Notes could have the effect of diminishing the Issuer’s and the guarantors’ ability to make payments on the Notes or the note guarantees, respectively, when due.

The Issuer may not be able to repurchase all of the Notes upon a change of control triggering event, which would result in a default under the Notes.

Upon the occurrence of a Change of Control Triggering Event (as defined herein), unless the Issuer has exercised its right to redeem the Notes, each holder of the Notes will have the right to require the Issuer to repurchase all or any part of such holder’s Notes at a price equal to 101% of their principal amount, plus accrued and unpaid interest, if any, to, but excluding, the date of repurchase. If a Change of Control Triggering Event occurs, there can be no assurance that the Issuer would have sufficient financial resources available to satisfy its obligations to repurchase the Notes. In addition, the ability of the Issuer to repurchase the Notes for cash may be limited by law, or by the terms of other agreements relating to its indebtedness outstanding at that time. Any failure by the Issuer to repurchase the Notes as required under the indenture governing the Notes would result in a default under the indenture, which could have material adverse consequences for the Issuer and for holders of the Notes.

Holders of the Notes may not be able to determine when a change of control giving rise to their right to have the Notes repurchased has occurred following a sale of “substantially all” of WBD’s assets.

One of the circumstances under which a change of control may occur is upon the sale or disposition of “all or substantially all” of WBD’s assets. There is no precise established definition of the phrase “substantially all”

under applicable law and the interpretation of that phrase will likely depend upon particular facts and circumstances. Accordingly, the ability of a holder of Notes to require WMH to repurchase its Notes as a result of a sale of less than all of WBD’s, to another person may be uncertain.

Changes in the Issuer’s and WBD’s credit ratings or the debt markets could adversely affect the trading prices of the Notes.

The trading prices for the Notes will depend on many factors, including:

•	the Issuer’s and WBD’s credit ratings with major credit rating agencies;

•	the prevailing interest rates being paid by other companies similar to the Issuer and WBD;

•	the financial condition, financial performance and future prospects of the Issuer or WBD; and

•	the overall condition of the financial markets.

The condition of the financial markets and prevailing interest rates have fluctuated significantly in the past and are likely to fluctuate in the future. Such fluctuations could have an adverse effect on the trading prices of the Notes.

In addition, credit rating agencies continually review their ratings for the companies that they follow, including the Issuer and WBD. A negative change in the rating of the Issuer or WBD could have an adverse effect on the trading prices of the Notes.

There may be no active trading market for the New Notes, and, if one develops, it may not be liquid.

The New Notes will constitute new issues of securities for which there is no established trading market. We do not intend to apply for listing of the Notes on any national securities exchange or for inclusion of the Notes on any automated dealer quotation system. A trading market for the Notes may not develop, or if a market for the Notes were to develop, the Notes may trade at a discount from their original offering prices, depending upon many factors, including prevailing interest rates, the market for similar securities, general economic conditions and our financial condition. There can be no assurance as to the development or liquidity of any market for the Notes, the ability of the holders to sell their Notes or the prices at which the holders would be able to sell their Notes.

Risks related to the Floating Rate Notes

The Floating Rate Notes bear additional risks.

The Floating Rate Notes will bear interest at a floating rate, and accordingly carry significant risks not associated with conventional fixed rate debt securities. These risks include fluctuation of the interest rates and the possibility that you will receive an amount of interest that is lower than expected. WMH has no control over a number of matters, including economic, financial and political events, which are important in determining the existence, magnitude and longevity of these risks and their results.

The Secured Overnight Financing Rate (“SOFR”) is a relatively new reference rate and its composition and characteristics are not the same as the London Inter-Bank Offered Rate (“LIBOR”).

On June 22, 2017, the Alternative Reference Rates Committee (“ARRC”) convened by the Board of Governors of the Federal Reserve System and the Federal Reserve Bank of New York identified the SOFR as the rate that, in the consensus view of the ARRC, represented best practice for use in certain new U.S. dollar derivatives and other financial contracts. SOFR is a broad measure of the cost of borrowing cash overnight collateralized by U.S. Treasury securities, and has been published by the Federal Reserve Bank of New York since April 2018. The Federal Reserve Bank of New York has also begun publishing historical indicative SOFR from 2014. Investors should not rely on any historical changes or trends in SOFR as an indicator of future changes in SOFR.

The composition and characteristics of SOFR are not the same as those of LIBOR, and SOFR is fundamentally different from LIBOR for two key reasons. First, SOFR is a secured rate, while LIBOR is an unsecured rate. Second, SOFR is an overnight rate, while LIBOR is a forward-looking rate that represents interbank funding over different maturities (e.g., three months). As a result, there can be no assurance that SOFR (including Compounded SOFR) will perform in the same way as LIBOR would have at any time, including, without limitation, as a result of changes in interest and yield rates in the market, market volatility or global or regional economic, financial, political, regulatory, judicial or other events.

SOFR may be more volatile than other benchmark or market rates.

Since the initial publication of SOFR, daily changes in SOFR have, on occasion, been more volatile than daily changes in other benchmark or market rates, such as U.S. dollar LIBOR. Although changes in Compounded SOFR generally are not expected to be as volatile as changes in daily levels of SOFR, the return on and value of the Floating Rate Notes may fluctuate more than floating rate debt securities that are linked to less volatile rates. In addition, the volatility of SOFR has reflected the underlying volatility of the overnight U.S. Treasury repo market. The Federal Reserve Bank of New York has at times conducted operations in the overnight U.S. Treasury repo market in order to help maintain the federal funds rate within a target range. There can be no assurance that the Federal Reserve Bank of New York will continue to conduct such operations in the future, and the duration and extent of any such operations is inherently uncertain. The effect of any such operations, or of the cessation of such operations to the extent they are commenced, is uncertain and could be materially adverse to investors in the Floating Rate Notes.

Any failure of SOFR to gain market acceptance could adversely affect the Floating Rate Notes.

According to the ARRC, SOFR was developed for use in certain U.S. dollar derivatives and other financial contracts as an alternative to U.S. dollar LIBOR in part because it is considered a good representation of general funding conditions in the overnight U.S. Treasury repurchase agreement market. However, as a rate based on transactions secured by U.S. Treasury securities, it does not measure bank-specific credit risk and, as a result, is less likely to correlate with the unsecured short-term funding costs of banks. This may mean that market participants would not consider SOFR a suitable replacement or successor for all of the purposes for which U.S. dollar LIBOR historically has been used (including, without limitation, as a representation of the unsecured short-term funding costs of banks), which may, in turn, lessen market acceptance of SOFR. Any failure of SOFR to gain market acceptance could adversely affect the return on and value of the Floating Rate Notes and the price at which investors can sell the Floating Rate Notes in the secondary market. In addition, some investors may be unwilling or unable to trade the Floating Rate Notes without changes to their information technology systems, both of which could adversely impact the liquidity and trading price of the Floating Rate Notes.

In addition, if SOFR does not prove to be widely used as a benchmark in securities that are similar or comparable to the Floating Rate Notes, the trading price of the Floating Rate Notes may be lower than those of securities that are linked to rates that are more widely used. Similarly, market terms for floating rate debt securities linked to SOFR, such as the spread over the base rate reflected in interest rate provisions or the manner of compounding the base rate, may evolve over time, and trading prices of the Floating Rate Notes may be lower than those of later-issued SOFR-based debt securities as a result. Investors in the Floating Rate Notes may not be able to sell the Floating Rate Notes at all or may not be able to sell the Floating Rate Notes at prices that will provide them with a yield comparable to similar investments that have a developed secondary market, and may consequently suffer from increased pricing volatility and market risk.

The interest rate on the Floating Rate Notes is based on a Compounded SOFR rate and the SOFR Index, both of which are relatively new in the marketplace.

For each interest period (as defined herein), the interest rate on the Floating Rate Notes is based on Compounded SOFR, which is calculated using the SOFR Index (as defined herein) published by the Federal Reserve Bank of New York according to the specific formula described under “Description of Notes—Interest on the Floating Rate Notes—Compounded SOFR,” not the SOFR rate published on or in respect of a particular date during such interest period or an arithmetic average of SOFR rates during such period. For this and other reasons, the interest rate on the Floating Rate Notes during any interest period will not necessarily be the same as the interest rate on other SOFR-linked investments that use an alternative basis to determine the applicable interest rate. Further, if the SOFR rate in respect of a particular date during an interest period is negative, its contribution to the SOFR Index will be less than one, resulting in a reduction to Compounded SOFR used to calculate the interest payable on the Floating Rate Notes on the Floating Rate Interest Payment Date (as defined herein) for such interest period.

Very limited market precedent exists for securities that use SOFR as the interest rate and the method for calculating an interest rate based upon SOFR in those precedents varies. In addition, the Federal Reserve Bank of New York only began publishing the SOFR Index on March 2, 2020. Accordingly, the use of the SOFR Index or the specific formula for the Compounded SOFR rate used in the Floating Rate Notes may not be widely adopted by other market participants, if at all. If the market adopts a different calculation method, the liquidity and market value of the Floating Rate Notes would likely be affected.

Compounded SOFR with respect to a particular interest period will only be capable of being determined near the end of the relevant interest period.

The level of Compounded SOFR applicable to a particular interest period and, therefore, the amount of interest payable with respect to such interest period will be determined on the Interest Payment Determination Date (as defined herein) for such interest period. Because each such date is near the end of such interest period, you will not know the amount of interest payable with respect to a particular interest period until shortly prior to the related Floating Rate Interest Payment Date and it may be difficult for you to reliably estimate the amount of interest that will be payable on each such Floating Rate Interest Payment Date. In no event will the interest on any series of the floating rate Notes be less than zero.

The SOFR Index may be modified or discontinued and the Floating Rate Notes may bear interest by reference to a rate other than Compounded SOFR, which could adversely affect the value of the Floating Rate Notes.

The SOFR Index is published by the Federal Reserve Bank of New York based on data received by it from sources other than WMH, and WMH has no control over its methods of calculation, publication schedule, rate revision practices or availability of the SOFR Index at any time. There can be no guarantee, particularly given its relatively recent introduction, that the SOFR Index will not be discontinued or fundamentally altered in a manner that is materially adverse to the interests of investors in the Floating Rate Notes. If the manner in which the SOFR Index is calculated, including the manner in which SOFR is calculated, is changed, that change may result in a reduction in the amount of interest payable on the Floating Rate Notes and the trading prices of the Floating Rate Notes. In addition, the Federal Reserve Bank of New York may withdraw, modify or amend the published SOFR Index or SOFR data in its sole discretion and without notice. The interest rate for any interest period will not be adjusted for any modifications or amendments to the SOFR Index or SOFR data that the Federal Reserve Bank of New York may publish after the interest rate for that interest period has been determined.

If WMH or its designee determines that a Benchmark Transition Event and its related Benchmark Replacement Date (each, as defined herein) have occurred in respect of the SOFR Index, then the interest rate on the Floating Rate Notes will no longer be determined by reference to the SOFR Index, but instead will be determined by reference to a different rate, plus a spread adjustment, which WMH refers to as a “Benchmark Replacement”, as further described under “Description of Notes—Interest on the Floating Rate Notes—Compounded SOFR.”

If a particular Benchmark Replacement (as defined herein) or Benchmark Replacement Adjustment (as defined herein) cannot be determined, then the next available Benchmark Replacement or Benchmark Replacement Adjustment will apply. These replacement rates and adjustments may be selected, recommended or formulated by (i) the Relevant Governmental Body (as defined herein) (such as the ARRC), (ii) the International Swaps and Derivatives Association (“ISDA”) or (iii) in certain circumstances, WMH or its designee. In addition, the terms of the Floating Rate Notes expressly authorize WMH or its designee to make Benchmark Replacement Conforming Changes (as defined herein) with respect to, among other things, changes to the definition of “interest period”, the timing and frequency of determining rates and making payments of interest, the rounding of amounts or tenors and other administrative matters. The determination of a Benchmark Replacement, the calculation of the interest rate on the Floating Rate Notes by reference to a Benchmark Replacement (including the application of a Benchmark Replacement Adjustment), any implementation of Benchmark Replacement Conforming Changes and any other determinations, decisions or elections that may be made under the terms of the Floating Rate Notes in connection with a Benchmark Transition Event, could adversely affect the value of the Floating Rate Notes, the return on the Floating Rate Notes and the price at which you can sell such Floating Rate Notes.

In addition, (i) the composition and characteristics of the Benchmark Replacement will not be the same as those of Compounded SOFR, the Benchmark Replacement may not be the economic equivalent of Compounded SOFR, there can be no assurance that the Benchmark Replacement will perform in the same way as Compounded SOFR would have at any time and there is no guarantee that the Benchmark Replacement will be a comparable substitute for Compounded SOFR (each of which means that a Benchmark Transition Event could adversely affect the value of the Floating Rate Notes, the return on the Floating Rate Notes and the price at which you can sell the Floating Rate Notes), (ii) any failure of the Benchmark Replacement to gain market acceptance could adversely affect the Floating Rate Notes, (iii) the Benchmark Replacement may have a very limited history and the future performance of the Benchmark Replacement may not be predicted based on historical performance, (iv) the secondary trading market for Floating Rate Notes linked to the Benchmark Replacement may be limited and (v) the administrator of the Benchmark Replacement may make changes that could change the value of the Benchmark Replacement or discontinue the Benchmark Replacement and has no obligation to consider your interests in doing so.

The Issuer or its designee will make certain determinations with respect to the Floating Rate Notes, which determinations may adversely affect the Floating Rate Notes.

The Issuer or its designee will make certain determinations with respect to the Floating Rate Notes as further described under “Description of Notes—Interest on the Floating Rate Notes.” For example, if a Benchmark Transition Event and its related Benchmark Replacement Date have occurred, the Issuer or its designee will make certain determinations with respect to the Floating Rate Notes in the Issuer or its designee’s sole discretion as further described under “Description of Notes—Interest on the Floating Rate Notes—Compounded SOFR.” Any determination, decision or election pursuant to the benchmark replacement provisions not made by the Issuer’s designee will be made by the Issuer. Any of these determinations may adversely affect the value of the Floating Rate Notes, the return on the Floating Rate Notes and the price at which you can sell such Floating Rate Notes. Moreover, certain determinations may require the exercise of discretion and the making of subjective judgments, such as with respect to Compounded SOFR or the occurrence or nonoccurrence of a Benchmark Transition Event and any Benchmark Replacement Conforming Changes. These potentially subjective determinations may adversely affect the value of the Floating Rate Notes, the return on the Floating Rate Notes and the price at which you can sell such Floating Rate Notes. For further information regarding these types of determinations, see “Description of Notes—Interest on the Floating Rate Notes—Compounded SOFR.”

SOFR has a limited history, and the future performance of SOFR cannot be predicted based on historical performance.

The publication of SOFR began in April 2018, and, therefore, it has a limited history. The future performance of SOFR cannot be predicted based on the limited historical performance. Levels of SOFR going forward may bear little or no relation to the historical actual or historical indicative data. Prior observed patterns, if any, in the behavior of market variables and their relation to SOFR, such as correlations, may change in the future. While the Federal Reserve Bank of New York has released some pre-publication historical data, such analysis inherently involves assumptions, estimates and approximations. Because the future performance of SOFR cannot be predicted, no future performance of SOFR may be inferred from any of the historical actual or historical indicative data. Hypothetical or historical performance data are not indicative of, and have no bearing on, the potential performance of SOFR. There can be no assurance that SOFR will be positive.

SUMMARIZED FINANCIAL INFORMATION

Basis of Presentation

As of December 31, 2022, giving effect to the 3NC1 Senior Notes Offering and the Term Loan Repayment, (i) $13.8 billion aggregate principal amount of WBD’s outstanding registered senior notes have been issued by DCL and guaranteed by WBD, Scripps and WMH and (ii) $1.5 billion aggregate principal amount of WBD’s outstanding registered senior notes have been issued by WMH and guaranteed by WBD, DCL and Scripps. As of December 31, 2022, WBD also has outstanding (i) $30.0 billion of Old Notes issued by WMH and guaranteed by WBD, Scripps and DCL, (ii) $1.5 billion of senior notes issued by the legacy WarnerMedia Business, which are not guaranteed and (iii) approximately $23 million of un-exchanged senior notes issued by Scripps, which are not guaranteed. Following this exchange offer, all of the Old Notes issued by WMH which are exchanged for New Notes will be registered and guaranteed by WBD, Scripps and DCL.

DCL is a wholly owned, indirect subsidiary of WBD. WMH and Scripps are direct, wholly owned subsidiaries of WBD.

The tables below present the summarized financial information as combined for WBD, Scripps, DCL and WMH as of and for the year ended December 31, 2022.

All guarantees of DCL’s or WMH’s senior notes (the “Note Guarantees”) are full and unconditional, joint and several and unsecured, and cover all payment obligations arising under the senior notes. Note Guarantees issued by DCL, Scripps, WMH or any other subsidiary of WBD that in the future issues a Note Guarantee (each, a “Subsidiary Guarantor”) may be released and discharged (i) concurrently with any direct or indirect sale or disposition of such Subsidiary Guarantor or any interest therein, (ii) at any time that such Subsidiary Guarantor is released from all of its obligations under its guarantee of payment by DCL or WMH, as applicable, (iii) upon the merger or consolidation of any Subsidiary Guarantor with and into DCL, WMH, WBD or another Subsidiary Guarantor, as applicable, or upon the liquidation of such Subsidiary Guarantor and (iv) other customary events constituting a discharge of the guaranteed obligations.

Summarized Financial Information

We have included the accompanying summarized combined financial information of WBD, Scripps, DCL and WMH after the elimination of intercompany transactions and balances among WBD, Scripps, DCL and WMH and the elimination of equity in earnings from and investments in any subsidiary of WBD that is not a Subsidiary Guarantor (in millions).

December 31, 2022
Current Assets	1,949
Non-guarantor intercompany trade-receivables, net	112
Noncurrent assets	5,785
Current liabilities	1,095
Noncurrent liabilities	48,839

Year Ended December 31, 2022
Revenues	2,066
Operating income	(574)
Net Income	(1,672)
Net income available to Warner Bros. Discovery, Inc.	(1,680)

The summarized income statement information for the year ended December 31, 2022 includes information with respect to WMH beginning subsequent to the close of the Merger. Please see the description of the Merger and related descriptions of WBD’s corporate structure, WMH and the WarnerMedia Business acquired by WBD set forth above in “Summary—Warner Bros. Discovery, Inc.,” “Summary—WarnerMedia Holdings, Inc.” and “Summary—Debt Securities and Guarantee Structure” for further information and please see our Current Reports on Form 8-K filed March 7, 2022 and August 4, 2022 for certain historical financial information relating to the WarnerMedia Business.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

Certain statements in this prospectus and any documents incorporated by reference herein or therein, as well as in other public statements we may make, may constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including statements regarding WBD’s business, marketing and operating strategies, integration of acquired businesses, new service offerings, financial prospects, and anticipated sources and uses of capital. Words such as “anticipate,” “assume,” “believe,” “continue,” “estimate,” “expect,” “forecast,” “future,” “intend,” “plan,” “potential,” “predict,” “project,” “strategy,” “target” and similar terms, and future or conditional tense verbs like “could,” “may,” “might,” “should,” “will” and “would,” among other terms of similar substance used in connection with any discussion of future operating or financial performance identify forward-looking statements. Where, in any forward-looking statement, we express an expectation or belief as to future results or events, such expectation or belief is expressed in good faith and believed to have a reasonable basis, but there can be no assurance that the expectation or belief will result or be accomplished. The following is a list of some, but not all, of the factors that could cause actual results or events to differ materially from those anticipated:

•	potential unknown liabilities, adverse consequences or unforeseen increased expenses associated with the WarnerMedia Business or our efforts to integrate the WarnerMedia Business;

•	inherent uncertainties involved in the estimates and assumptions used in the preparation of financial forecasts;

•	WBD’s level of debt, including the significant indebtedness incurred in connection with the acquisition of the WarnerMedia Business, and our future compliance with debt covenants;

•	more intense competitive pressure from existing or new competitors in the industries in which WBD operates;

•	reduced spending on domestic and foreign television advertising, due to industry trends or unexpected reductions in WBD’s number of subscribers;

•	industry trends, including the timing of, and spending on, sports programming, feature film, television and television commercial production;

•	market demand for foreign first-run and existing content libraries;

•	negative publicity or damage to our brands, reputation or talent;

•

uncertainties associated with product and service development and market acceptance, including the development and provision of programming for new television and telecommunications technologies, and the success of our HBO Max and discovery+ streaming products;

•	realizing direct-to-consumer subscriber goals;

•

general economic and business conditions, including the impact of the COVID-19 pandemic, adverse developments affecting financial institutions and the financial services industry, fluctuations in foreign currency exchange rates, and political unrest in the international markets in which WBD operates;

•

the possibility or duration of an industry-wide strike or other job action affecting a major entertainment industry union or others involved in the development and production of WBD’s sports programming, television programming, feature films and interactive entertainment (e.g., games) who are covered by collective bargaining agreements;

•	disagreements with WBD’s distributors or other business partners;

•	continued consolidation of distribution customers and production studios;

•	theft of WBD’s content and unauthorized duplication, distribution and exhibition of such content;

•	threatened or actual cyber-attacks and cybersecurity breaches;

•

changes in, or failure or inability to comply with, laws and government regulations (including, without limitation, regulations of the Federal Communications Commission and similar authorities internationally and data privacy regulations) and adverse outcomes from regulatory proceedings; and

•	other risks detailed from time to time in WBD’s filings made with the SEC, including Annual Reports on Form 10-K and Quarterly Reports on Form 10-Q.

These risks have the potential to impact the recoverability of the assets recorded on our balance sheets, including goodwill or other intangibles.

Additionally, many of these risks are currently amplified by and may, in the future, continue to be amplified by the prolonged impact of the COVID-19 pandemic. Therefore, actual outcomes and results may differ materially from what is expressed in our forward-looking statements and from our historical financial results due to the factors discussed above and elsewhere in this prospectus or in our other SEC filings. The factors discussed above are not intended to be a complete summary of all risks and uncertainties that may affect our businesses. We cannot anticipate all potential economic, operational and financial developments that may adversely affect our operations and our financial results.

You should read carefully the factors discussed under the heading “Risk Factors” in this prospectus and the documents incorporated by reference in this prospectus, including the risks and uncertainties discussed in “Item 1A. Risk Factors” of the 2022 WBD Annual Report. These forward-looking statements and such risks, uncertainties and other factors speak only as of the date of this prospectus and we expressly disclaim any obligation or undertaking to disseminate any updates or revisions to any forward-looking statement contained herein, to reflect any change in our expectations with regard thereto, or any other change in events, conditions or circumstances on which any such statement is based.

THE EXCHANGE OFFER

Pursuant to the Registration Rights Agreement, we agreed to prepare and file with the SEC a registration statement on an appropriate form under the Securities Act with respect to a proposed offer to the holders of the Old Notes to issue and deliver to such holders of Old Notes, in exchange for their Old Notes, a like aggregate principal amount of New Notes that are identical in all material respects to the Old Notes, except for provisions relating to registration rights and the transfer restrictions relating to the Old Notes, and except for certain related differences described below. See “Exchange Offer; Registration Rights.”

General

On March 15, 2022, WMH issued $30.0 billion in aggregate principal amount of Notes, comprised of the following tranches: (1) $1.75 billion aggregate principal amount of its Old 2024 Notes, (2) $500.0 million aggregate principal amount of its Old 2024 NC1 Notes, (3) $1.75 billion aggregate principal amount of its Old 2025 Notes, (4) $500.0 million aggregate principal amount of its Old NC1 2025 Notes, (5) $4.0 billion aggregate principal amount of its Old 2027 Notes, (6) $1.5 billion aggregate principal amount of its Old 2029 Notes, (7) $5.0 billion aggregate principal amount of its Old 2032 Notes, (8) $4.5 billion aggregate principal amount of its Old 2042 Notes, (9) $7.0 billion aggregate principal amount of its Old 2052 Notes, (10) $3.0 billion aggregate principal amount of its Old 2062 and (11) $500.0 million aggregate principal amount of its Floating Rate Notes due 2024. The Spinco Notes included $10.0 billion in aggregate principal amount issued to AT&T, comprised of the following tranches: (1) $5.0 billion aggregate principal amount of its Old 2032 Notes, (2) $2.0 billion aggregate principal amount of its Old 2052 Notes and (3) $3.0 billion aggregate principal amount of its Old 2062 Notes (collectively, the “Spinco Debt Securities”), which were transferred to two investment banks in exchange for a short-term loan of AT&T held by affiliates of such investment banks as principal for their own account (the “Securities Exchange”). The Notes (including the Spinco Debt Securities) were resold to third-party investors in a private placement exempt from registration in accordance with Rule 144A and Regulation S under the Securities Act of 1933.

In connection with the issuance of the Old Notes, WMH entered into the Registration Rights Agreement dated as of March 15, 2022, with J.P. Morgan Securities LLC and Goldman Sachs & Co. LLC, as representatives of the initial purchasers. On April 8, 2022, in connection with the completion of the Merger, WBD, DCL and Scripps entered into the Counterpart to Registration Rights Agreement, agreeing to be bound by the terms of the Registration Rights Agreement. Pursuant to the Registration Rights Agreement, WMH has agreed (1) to use commercially reasonable efforts to consummate an exchange offer to exchange the Old Notes for registered Notes containing terms substantially similar in all material respects to the Old Notes (except that the New Notes will not be subject to transfer restrictions or any increase in annual interest rate) and evidencing the same indebtedness as the Old Notes and (2) if WMH determines that a registered exchange offer is not available or other specified circumstances occur, to have a shelf registration statement declared effective with respect to resales of the Old Notes. If we fail to satisfy the foregoing obligations under the Registration Rights Agreement by the later of (i) July 15, 2023 and (ii) 365 days of consummation of the Merger, we will be required to pay additional interest to the holders of the Old Notes under certain circumstances.

Terms of the Exchange Offer; Period for Tendering Old Notes

This prospectus and the accompanying letter of transmittal (the “letter of transmittal”) contain the terms and conditions of the exchange offer. Upon the terms and subject to the conditions included in this prospectus and in the accompanying letter of transmittal, which together constitute the exchange offer, we will accept for exchange Old Notes which are properly tendered on or prior to the Expiration Date, unless you have previously withdrawn them.

When you tender Old Notes as provided below, our acceptance of the Old Notes will constitute a binding agreement between you and us upon the terms and subject to the conditions in this prospectus and in the accompanying letter of transmittal. In tendering Old Notes, you should also note the following important information:

•	You may only tender Old Notes in minimum denominations of $2,000 and any integral multiple of $1,000 in excess thereof.

•

We will keep the exchange offer open for not less than 20 business days, or shorter or longer if required by applicable law, after the date on which notice of the exchange offer is mailed to holders of the Old Notes. We are sending this prospectus, together with the letter of transmittal, on March 31, 2023 to all of the registered holders of Old Notes at their addresses listed in the security registrar’s security register with respect to the Old Notes.

•	The exchange offer expires at 5:00 p.m., New York City time, on April 28, 2023; provided, however, that we, in our sole discretion, may extend the period of time for which the exchange offer is open.

•	The exchange offer is not conditioned upon any minimum principal amount of Old Notes being tendered.

•	Our obligation to accept Old Notes for exchange in the exchange offer is subject to the conditions described under “—Conditions to the Exchange Offer.”

•

We expressly reserve the right, at any time, to extend the period of time during which the exchange offer is open, and thereby delay acceptance of any Old Notes, by giving oral (promptly followed in writing) or written notice of an extension to the Exchange Agent and notice of that extension to the holders of Notes as described below. During any extension, all Old Notes previously tendered will remain subject to the exchange offer unless withdrawal rights are exercised as described under “—Withdrawal Rights.” Any Old Notes not accepted for exchange for any reason will be returned without expense to the tendering holder of Notes promptly after the expiration or termination of the exchange offer.

•

We expressly reserve the right to amend or terminate the exchange offer, and to not accept for exchange any Old Notes that we have not yet accepted for exchange, at any time prior to the Expiration Date. If we make a material change to the terms of the exchange offer, including the waiver of a material condition, we will, to the extent required by law, disseminate additional offer materials and extend the period of time during which the exchange offer is open so that at least five business days remain in the exchange offer following notice of a material change.

•

We will give oral (promptly followed in writing) or written notice of any extension, amendment, termination or non-acceptance described above to holders of the Old Notes as promptly as practicable. If we extend the Expiration Date, we will give notice by means of a press release or other public announcement no later than 9:00 a.m., New York City time, on the business day after the previously scheduled Expiration Date. Without limiting the manner in which we may choose to make any public announcement and subject to applicable law, we will have no obligation to publish, advertise or otherwise communicate any public announcement other than by issuing a release to an appropriate news agency. Such announcement may state that we are extending the exchange offer for a specified period of time.

•	Holders of Old Notes do not have any appraisal or dissenters’ rights in connection with the exchange offer.

•

Old Notes which are not tendered for exchange, or are tendered but not accepted, in connection with the exchange offer will remain outstanding and be entitled to the benefits of the indenture, but will not be entitled to any further registration rights under the Registration Rights Agreement.

•	We intend to conduct the exchange offer in accordance with the applicable requirements of the Exchange Act and the rules and regulations of the SEC thereunder.

•	By executing, or otherwise becoming bound by, the letter of transmittal, you will be making to us the representations described under “—Resale of the New Notes.”

Important Rules Concerning the Exchange Offer

You should note the following important rules concerning the exchange offer:

•

All questions as to the validity, form, eligibility, time of receipt and acceptance of Old Notes tendered for exchange will be determined by us in our sole discretion, which determination shall be final and binding.

•

We reserve the absolute right to reject any and all tenders of any particular Old Notes not properly tendered or to not accept any particular Old Notes if such acceptance might, in our judgment or the judgment of our counsel, be unlawful.

•

We also reserve the absolute right to waive any defects or irregularities or conditions of the exchange offer as to any particular Old Notes either before or after the Expiration Date, including the right to waive the ineligibility of any holder who seeks to tender Old Notes in the exchange offer. Unless we agree to waive any defect or irregularity in connection with the tender of Old Notes for exchange, you must cure any defect or irregularity within any reasonable period of time as we shall determine.

•

Our interpretation of the terms and conditions of the exchange offer as to any particular Old Notes either before or after the Expiration Date shall be final and binding on all parties. Neither we, the Exchange Agent nor any other person shall be under any duty to notify you of any defect or irregularity with respect to any tender of Old Notes for exchange, nor shall any of them incur any liability for failing to so notify you.

Procedures for Tendering Old Notes

What to Submit and How

If you, as a holder of any Old Notes, wish to tender your Old Notes for exchange in the exchange offer, you must, except as described under “—Guaranteed Delivery Procedures,” transmit the following on or prior to the Expiration Date to the Exchange Agent:

(1)	if Old Notes are tendered in accordance with the book-entry procedures described under “—Book-Entry Transfer,” an Agent’s Message, as defined below, transmitted through DTC’s ATOP, or

(2)

a properly completed and duly executed letter of transmittal, or a facsimile copy thereof, to the Exchange Agent at the address set forth below under “—Exchange Agent,” including all other documents required by the letter of transmittal.

In addition,

(1)

a timely confirmation of a book-entry transfer of Old Notes into the Exchange Agent’s account at DTC using the procedure for book-entry transfer described under “—Book-Entry Transfer” (a “Book-Entry Confirmation”), along with an Agent’s Message, must be actually received by the Exchange Agent prior to the Expiration Date, or

(2)	you must comply with the guaranteed delivery procedures described below.

The term “Agent’s Message” means a message, transmitted through ATOP by DTC to, and received by, the Exchange Agent and forming a part of a Book-Entry Confirmation, that states that DTC has received an express acknowledgement that the tendering holder has received and agrees to be bound by the letter of transmittal or, in the case of an Agent’s Message relating to guaranteed delivery, that such holder has received and further agrees to be bound by the notice of guaranteed delivery, and that we may enforce the letter of transmittal, and the notice of guaranteed delivery, as the case may be, against such holder.

The method of delivery of Old Notes, letters of transmittal, notices of guaranteed delivery and all other required documentation, including delivery of Old Notes through DTC and transmission of Agent’s Messages through DTC’s ATOP, is at your election and risk. Delivery will be deemed made only when all required documentation is actually received by the Exchange Agent. Delivery of documents or instructions to DTC does not constitute delivery to the Exchange Agent. If delivery is by mail, we recommend that registered mail, properly insured, with return receipt requested, be used. In all cases, sufficient time should be allowed to assure timely delivery to the Exchange Agent. Holders tendering Old Notes or transmitting Agent’s Messages through DTC’s ATOP must allow sufficient time for completion of ATOP procedures during DTC’s normal business hours. No Old Notes, Agent’s Messages, letters of transmittal, notices of guaranteed delivery or any other required documentation should be sent to us.

How to Sign Your Letter of Transmittal and Other Documents

Signatures on a letter of transmittal or a notice of withdrawal, as the case may be, must be guaranteed unless the Old Notes being surrendered for exchange are tendered:

(1)	by a registered holder of the Old Notes who has not completed the box entitled “Special Issuance Instructions” or “Special Delivery Instructions” on the letter of transmittal, or

(2)

for the account of an “eligible guarantor” institution within the meaning of Rule 17Ad-15 under the Exchange Act, or a commercial bank or trust company having an office or correspondent in the United States that is a member in good standing of a medallion program recognized by the Securities Transfer Association Inc., including the Securities Transfer Agents Medallion Program (“STAMP”), the Stock Exchanges Medallion Program (“SEMP”) and the New York Stock Exchange Medallion Signature Program (“MSP”) (each, an “Eligible Institution”).

If signatures on a letter of transmittal or a notice of withdrawal, as the case may be, are required to be guaranteed, the guarantees must be by an Eligible Institution.

If the letter of transmittal is signed by a person or persons other than the registered holder or holders of Old Notes, the Old Notes must be endorsed or accompanied by appropriate powers of attorney, in either case signed exactly as the name or names of the registered holder or holders appear on the Old Notes and with the signatures guaranteed.

If the letter of transmittal or any Old Notes or powers of attorney are signed by trustees, executors, administrators, guardians, attorneys-in-fact, officers or corporations or others acting in a fiduciary or representative capacity, the person should so indicate when signing and, unless waived by us, proper evidence satisfactory to us of such person’s authority to so act must be submitted.

Acceptance of Old Notes for Exchange; Delivery of New Notes

Once all of the conditions to the exchange offer are satisfied or waived, we will accept all Old Notes properly tendered and not properly withdrawn, and will issue the New Notes of the same series, promptly after the Expiration Date. See “—Conditions to the Exchange Offer” below. For purposes of the exchange offer, our giving of oral (promptly followed in writing) or written notice of acceptance to the Exchange Agent will be considered our acceptance of the tendered Old Notes.

In all cases, we will issue New Notes in exchange for Old Notes of the same series that are accepted for exchange only after timely receipt by the Exchange Agent of:

•	a Book-Entry Confirmation or Old Notes in proper form for transfer,

•	a properly transmitted Agent’s Message or a properly completed and duly executed letter of transmittal, and

•	all other required documentation.

If we do not accept any tendered Old Notes for any reason included in the terms and conditions of the exchange offer, if you submit certificates representing Old Notes in a greater principal amount than you wish to exchange or if you properly withdraw tendered Old Notes in accordance with the procedures described under “—Withdrawal Rights,” we will return any unaccepted, non-exchanged or properly withdrawn Old Notes, as the case may be, without expense to the tendering holder. In the case of Old Notes tendered by book-entry transfer into the Exchange Agent’s account at DTC using the book-entry transfer procedures described below, unaccepted, non-exchanged or properly withdrawn Old Notes will be credited to an account maintained with DTC. We will return the Old Notes or have them credited to the DTC account, as applicable, promptly after the expiration or termination of the exchange offer.

Book-Entry Transfer

The Exchange Agent will make a request to establish an account with respect to the Old Notes at DTC for purposes of the exchange offer promptly after the date of this prospectus. Any financial institution that is a participant in DTC’s systems, including Euroclear Bank, S.A./N.V., as operator of the Euroclear System (“Euroclear”), or Clearstream Banking, S.A. (“Clearstream”) may make book-entry delivery of Old Notes by causing DTC to transfer Old Notes into the Exchange Agent’s account at DTC in accordance with DTC’s ATOP procedures for transfer. However, the exchange for the Old Notes so tendered will only be made after timely confirmation of book-entry transfer of Old Notes into the Exchange Agent’s account, and timely receipt by the Exchange Agent of an Agent’s Message and all other documents required by the letter of transmittal. Only participants in DTC may deliver Old Notes by book-entry transfer.

Although delivery of Old Notes may be effected through book-entry transfer into the Exchange Agent’s account at DTC, the letter of transmittal, or a facsimile copy thereof, properly completed and duly executed, with any required signature guarantees, or an Agent’s Message, with all other required documentation, must in any case be transmitted to and received by the Exchange Agent at its address listed under “—Exchange Agent” on or prior to the Expiration Date, or you must comply with the guaranteed delivery procedures described below under “—Guaranteed Delivery Procedures.”

If your Old Notes are held through DTC, you must complete the accompanying form called “Instructions to Registered Holder and/or Book-Entry Participant,” which will instruct the DTC participant through whom you hold your Old Notes of your intention to tender your Old Notes or not tender your Old Notes. Please note that delivery of documents or instructions to DTC does not constitute delivery to the Exchange Agent and we will not be able to accept your tender of Old Notes until the Exchange Agent actually receives from DTC the information and documentation described under “—Acceptance of Old Notes for Exchange; Delivery of New Notes.”

Guaranteed Delivery Procedures

If you are a registered holder of Old Notes and you want to tender your Old Notes but the procedure for book-entry transfer cannot be completed prior to the Expiration Date, your Old Notes are not immediately available or time will not permit your Old Notes to reach the Exchange Agent before the Expiration Date, a tender may be effected if:

•	the tender is made through an Eligible Institution, as defined above,

•

prior to the Expiration Date, the Exchange Agent receives from such Eligible Institution, by facsimile transmission, mail or hand delivery, a properly completed and duly executed notice of guaranteed delivery, substantially in the form provided by us, or an Agent’s Message with respect to guaranteed delivery in lieu thereof, in either case stating:

•	the name and address of the holder of Old Notes,

•	the amount of Old Notes tendered,

•

that the tender is being made by delivering such notice and guaranteeing that, within three Nasdaq trading days after the Expiration Date, a Book-Entry Confirmation or the certificates for all physically tendered Old Notes, in proper form for transfer, together with either an appropriate Agent’s Message or a properly completed and duly executed letter of transmittal in lieu thereof, and all other required documentation, will be deposited by that Eligible Institution with the Exchange Agent, and

•

a Book-Entry Confirmation or the certificates for all physically tendered Old Notes, in proper form for transfer, together with either an appropriate Agent’s Message or a properly completed and duly executed letter of transmittal in lieu thereof, and all other required documentation, are received by the Exchange Agent within three Nasdaq trading days after the Expiration Date.

Withdrawal Rights

You can withdraw your tender of Old Notes at any time on or prior to 5:00 p.m., New York City time, on the Expiration Date.

For a withdrawal to be effective, a written notice of withdrawal must be actually received by the Exchange Agent prior to such time, properly transmitted either through DTC’s ATOP or to the Exchange Agent at the address listed below under “—Exchange Agent.” Any notice of withdrawal must:

•	specify the name of the person having tendered the Old Notes to be withdrawn;

•	identify the Old Notes to be withdrawn;

•	specify the principal amount of the Old Notes to be withdrawn;

•	contain a statement that the tendering holder is withdrawing its election to have such Notes exchanged for New Notes;

•

except in the case of a notice of withdrawal transmitted through DTC’s ATOP system, be signed by the holder in the same manner as the original signature on the letter of transmittal by which the Old Notes were tendered, including any required signature guarantees, or be accompanied by documents of transfer to have the security registrar with respect to the Old Notes register the transfer of the Old Notes in the name of the person withdrawing the tender;

•	if certificates for Old Notes have been delivered to the Exchange Agent, specify the name in which the Old Notes are registered, if different from that of the withdrawing holder;

•

except in the case of a notice of withdrawal transmitted through DTC’s ATOP system, include a notice of withdrawal signed in the same manner as the letter of transmittal by which the Old Notes were tendered, including any required signature guarantees; and

•

specify the name and number of the account at DTC from which the Old Notes were tendered and the name and number of the account at DTC to be credited with the withdrawn Old Notes, and otherwise comply with the procedures of DTC.

Please note that all questions as to the validity, form, eligibility and time of receipt of notices of withdrawal will be determined by us, and our determination shall be final and binding on all parties. Any Old Notes so withdrawn will be considered not to have been validly tendered for exchange for purposes of the exchange offer. New Notes will not be issued in exchange for such withdrawn Old Notes unless the Old Notes so withdrawn are validly re-tendered.

If you have properly withdrawn Old Notes and wish to re-tender them, you may do so by following one of the procedures described under “—Procedures for Tendering Old Notes” above at any time on or prior to the Expiration Date.

Conditions to the Exchange Offer

Notwithstanding any other provisions of the exchange offer, we will not be required to accept for exchange, or to issue New Notes in exchange for, any Old Notes and may terminate or amend the exchange offer, if we determine in our reasonable judgment at any time before the Expiration Date that the exchange offer would violate applicable law or any applicable interpretation of the staff of the SEC.

The foregoing conditions are for our sole benefit and may be waived by us regardless of the circumstances giving rise to that condition. Our failure at any time to exercise the foregoing rights shall not be considered a waiver by us of that right. The rights described in the prior paragraph are ongoing rights which we may assert at any time and from time to time.

In addition, we will not accept for exchange any Old Notes tendered, and no New Notes will be issued in exchange for any such Old Notes, if at any time any stop order is threatened or in effect with respect to the registration statement of which this prospectus constitutes a part or the qualification of the indenture under the Trust Indenture Act.

We reserve the right to terminate or amend the exchange offer at any time prior to the Expiration Date upon the occurrence of any of the foregoing events.

Exchange Agent

U.S. Bank Trust Company, National Association has been appointed as the Exchange Agent for the exchange offer. All executed letters of transmittal, notices of guaranteed delivery, notices of withdrawal and any other required documentation should be directed to the Exchange Agent at the address set forth below. Questions and requests for assistance, requests for additional copies of this prospectus or of the letter of transmittal and requests for notices of guaranteed delivery should be directed to the Exchange Agent, addressed as follows:

Deliver To:

By registered or certified mail, hand delivery or overnight courier:	By facsimile (for Eligible Institutions Only):	To confirm by telephone or for information call:

U.S. Bank Trust Company, National Association Corporate Actions 111 Fillmore Avenue St. Paul, MN 55107-1402	Facsimile: (651) 466-7367	(800) 934-6802

Delivery to an address other than the address of the Exchange Agent as listed above or transmission of instructions via facsimile other than as listed above does not constitute a valid delivery.

Fees and Expenses

The principal solicitation is being made by mail; however, additional solicitation may be made by telephone or in person by our officers, regular employees and affiliates. We will not pay any additional compensation to any of our officers and employees who engage in soliciting tenders. We will not make any payment to brokers, dealers or others soliciting acceptances of the exchange offer. However, we will pay the Exchange Agent reasonable and customary fees for its services and will reimburse it for its reasonable out-of-pocket expenses in connection with the exchange offer.

The estimated cash expenses to be incurred in connection with the exchange offer, including legal, accounting, SEC filing, printing and Exchange Agent expenses, will be paid by us and are estimated in the aggregate to be approximately $3,800,000.

Transfer Taxes

Holders who tender their Old Notes for exchange will not be obligated to pay any transfer taxes in connection therewith, except that holders who instruct us to register New Notes in the name of, or request that Old Notes not tendered or not accepted in the exchange offer be returned to, a person other than the registered tendering holder will be responsible for the payment of any applicable transfer tax.

Resale of the New Notes

Under existing interpretations of the staff of the SEC contained in several no-action letters to third parties, the New Notes would in general be freely transferable by holders thereof (other than affiliates of us) after the exchange offer without further registration under the Securities Act (subject to certain representations required to be made by each holder of Old Notes participating in the exchange offer, as set forth below). The relevant no-action letters include the Exxon Capital Holdings Corporation letter, which was made available by the SEC on May 13, 1988, the Morgan Stanley & Co. Incorporated letter, which was made available by the SEC on June 5, 1991, the K-111 Communications Corporation letter, which was made available by the SEC on May 14, 1993, and the Shearman & Sterling letter, which was made available by the SEC on July 2, 1993. Neither WMH nor any guarantor, nor any of their affiliates, have entered into any arrangement or understanding with any person to distribute the securities to be received in the exchange offer and, to the best of our information and belief, each person participating in the exchange offer is (i) neither an “affiliate” of WMH or any guarantor within the meaning of Rule 405 under the Securities Act, nor a broker-dealer acquiring the securities in exchange for securities acquired directly from WMH or any guarantor for its own account, (ii) acquiring the securities in its ordinary course of business, and (iii) is not engaged in, and does not intend to engage in, the distribution of the securities to be received in the exchange offer and has no arrangement or understanding with any person to participate in the distribution of the securities to be received in the exchange offer.

However, any purchaser of Old Notes who is an “affiliate” of ours or who intends to participate in the exchange offer for the purpose of distributing the New Notes:

•	will not be able to rely on such SEC interpretation;

•	will not be able to tender its Old Notes in the exchange offer; and

•

must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any sale or transfer of Old Notes unless such sale or transfer is made pursuant to an exemption from those requirements.

We acknowledge that such secondary resale transactions should be covered by an effective registration statement containing the selling security holder information required by Item 507 of Regulation S-K promulgated under the Securities Act.

By executing, or otherwise becoming bound by, the letter of transmittal, each holder of the Old Notes will represent that:

•	any New Notes to be received by such holder will be acquired in the ordinary course of its business;

•	it has no arrangements or understandings with any person to participate in the distribution of the Notes within the meaning of the Securities Act; and

•	it is not an “affiliate” of us or, if it is such an affiliate, such holder will comply with the registration and prospectus delivery requirements of the Securities Act to the extent applicable.

We have not sought, and do not intend to seek, a no-action letter from the SEC with respect to the effects of the exchange offer, and there can be no assurance that the SEC staff would make a similar determination with respect to the New Notes as it has made in previous no-action letters.

In addition, in connection with any resales of those Old Notes, each exchanging dealer, as defined below, receiving New Notes for its own account in exchange for Old Notes, where such Old Notes were acquired by such exchanging dealer as a result of market-making activities or other trading activities, must acknowledge that it may be a statutory underwriter and that it must deliver a prospectus meeting the requirements of the Securities Act in connection with any resale of such New Notes. See “Plan of Distribution.”

The SEC has taken the position in the Shearman & Sterling no-action letter, which it made available on July 2, 1993, that exchanging dealers may fulfill their prospectus delivery requirements with respect to the New Notes, other than a resale of an unsold allotment from the original sale of the Old Notes, by delivery of the prospectus contained in the exchange offer registration statement.

USE OF PROCEEDS

The exchange offer is intended to satisfy our obligations under the Registration Rights Agreement we entered into in connection with the private offering of the Old Notes. We will not receive any cash proceeds from the issuance of the New Notes pursuant to the exchange offer. In consideration for issuing the New Notes as contemplated by this prospectus, we will receive Old Notes in like principal amounts, the terms of which are identical in all material respects to the New Notes, subject to limited exceptions described herein. Old Notes surrendered in exchange for New Notes will be retired and canceled and cannot be reissued. Accordingly, the issuance of the New Notes will not result in any increase in our indebtedness.

DESCRIPTION OF NOTES

General

WarnerMedia Holdings, Inc. will issue each series of the New Notes as a separate series of debt securities. Each series of the Old Notes were, and each series of the New Notes will be, issued under the senior indenture, dated as of March 15, 2022 (the “base indenture”), among WMH, AT&T Inc., and U.S. Bank Trust Company, National Association, as trustee (the “Trustee”), as amended and supplemented by the first supplemental indenture, dated as of April 8, 2022, among WMH, WBD, DCL, Scripps and the Trustee (the “first supplemental indenture”). We refer to the base indenture, as amended and supplemented by the first supplemental indenture, as the “indenture.” The terms of the New Notes will be substantially identical to the terms of the Old Notes except that the New Notes will be registered under the Securities Act and will not contain restrictions on transfer or provisions relating to additional interest, will bear different CUSIP numbers and ISINs from the Old Notes, and will not entitle their holders to registration rights. New Notes will otherwise be treated as a single class with the Old Notes for purposes of the indenture.

Because this is a summary, it does not contain all the information that may be important to you. The following description of specific terms of the New Notes of each series is qualified in its entirety by reference to the provisions of the indenture, including the definitions of certain terms contained therein and those terms made part of the indenture by reference to the Trust Indenture Act of 1939, as amended (the “Trust Indenture Act”). Capitalized and other terms not otherwise defined in this prospectus have the meanings given to them in the indenture. As used in this “Description of Notes,” “we,” “our,” “us,” and “WMH” refer to WarnerMedia Holdings, Inc., the “Parent Guarantor” refers to Warner Bros. Discovery, Inc., “DCL” refers to Discovery Communications, LLC, “Scripps” refers to Scripps Networks Interactive, Inc., and the “Guarantors” refers to WBD, DCL and Scripps, collectively. Such terms do not, unless the context otherwise indicates, include the subsidiaries of such entities. The terms of each series of New Notes include those stated in the indenture and those which are made a part of the indenture by the Trust Indenture Act. A copy of the indenture is available for inspection at the office of the Trustee.

The Notes will be issued only in registered form, without coupons, in minimum denominations of $2,000 and integral multiples of $1,000 in excess thereof. The registered holder of a New Note will be treated as the owner of the New Note for all purposes. Only registered holders will have rights under the indenture.

The New Notes

The specific terms of each series of New Notes are set forth below:

•

Title: 3.428% Senior Notes due 2024, 3.528% Senior Notes due 2024, 3.638% Senior Notes due 2025, 3.788% Senior Notes due 2025, 3.755% Senior Notes due 2027, 4.054% Senior Notes due 2029, 4.279%, Senior Notes due 2032, 5.050% Senior Notes due 2042, 5.141% Senior Notes due 2052, 5.391% Senior Notes due 2062 and Floating Rate Senior Notes due 2024.

•

Initial principal amount being issued: $1,750,000,000 in aggregate principal amount of 3.428% Senior Notes due 2024, $500,000,000 in aggregate principal amount of 3.528% Senior Notes due 2024, $1,750,000,000 in aggregate principal amount of 3.638% Senior Notes due 2025, $500,000,000 in aggregate principal amount of 3.788% Senior Notes due 2025, $4,000,000,000 in aggregate principal amount of 3.755% Senior Notes due 2027, $1,500,000,000 in aggregate principal amount of 4.054% Senior Notes due 2029, $5,000,000,000 in aggregate principal amount of 4.279% Senior Notes due 2032, $4,500,000,000 in aggregate principal amount of 5.050% Senior Notes due 2042, $7,000,000,000 in aggregate principal amount of 5.141% Senior Notes due 2052, $3,000,000,000 in aggregate principal amount of 5.391% Senior Notes due 2062 and $500,000,000 in aggregate principal amount of Floating Rate Senior Notes due 2024.

•	Stated maturity date: The 3.428% Senior Notes due 2024 will mature on March 15, 2024, the 3.528% Senior Notes due 2024 will mature on March 15, 2024, the 3.638% Senior Notes due 2025 will mature on March 15, 2025, the 3.788% Senior Notes due 2025 will mature on March 15, 2025, the 3.755% Senior Notes due 2027 will mature on March 15, 2027, the 4.054% Senior Notes due 2029 will mature on March 15, 2029, the 4.279% Senior Notes due 2032 will mature on March 15, 2032, the 5.050% Senior Notes due 2042 will mature on March 15, 2042, the 5.141% Senior Notes due 2052 will mature on March 15, 2052, the 5.391% Senior Notes due 2062 will mature on March 15, 2062 and the Floating Rate Senior Notes due 2024 will mature on March 15, 2024.

•	Form of Notes: The New Notes of each series will be in the form of one or more global Notes that WMH will deposit with or on behalf of DTC.

•	Sinking fund: The New Notes will not be subject to any sinking fund.

•

Ranking: Each series of the New Notes will constitute a separate series of the WMH’s unsecured and unsubordinated senior debt securities, ranking equally and ratably with any other unsecured and unsubordinated debt of WMH. See “—Ranking” below.

•

Guarantees: Payment of the principal of (and premium, if any, on) and interest on the New Notes, and all other amounts due under the indenture, will be unconditionally guaranteed on a senior unsecured basis by WBD in its capacity as the Parent Guarantor and by each of WBD’s wholly owned Domestic Subsidiaries that are required to become Subsidiary Guarantors. See “—Guarantees” below.

Interest on the Fixed Rate Notes

The 3.428% Senior Notes due 2024, the 3.528% Senior Notes due 2024, the 3.638% Senior Notes due 2025, the 3.788% Senior Notes due 2025, the 3.755% Senior Notes due 2027, the 4.054% Senior Notes due 2029, the 4.279% Senior Notes due 2032, the 5.050% Senior Notes due 2042, the 5.141% Senior Notes due 2052, and the 5.391% Senior Notes due 2062 are referred to herein as “Fixed Rate Notes.”

•

Interest rate: The 3.428% Senior Notes due 2024 will bear interest at the rate of 3.428% per annum, the 3.528% Senior Notes due 2024 will bear interest at the rate of 3.528% per annum, the 3.638% Senior Notes due 2025 will bear interest at the rate of 3.638% per annum, the 3.788% Senior Notes due 2025 will bear interest at the rate of 3.788% per annum, the 3.755% Senior Notes due 2027 will bear interest at the rate of 3.755% per annum, the 4.054% Senior Notes due 2029 will bear interest at the rate of 4.054% per annum, the 4.279% Senior Notes due 2032 will bear interest at the rate of 4.279% per annum, the 5.050% Senior Notes due 2042 will bear interest at the rate of 5.050% per annum, the 5.141% Senior Notes due 2052 will bear interest at the rate of 5.141% per annum and the 5.391% Senior Notes due 2062 will bear interest at the rate of 5.391% per annum.

•	Date interest starts accruing: Interest on the Fixed Rate Notes will accrue from the date on which interest on the Old Notes was most recently paid or duly provided for.

•	Interest payment dates: Interest on the Fixed Rate Notes will be paid on March 15 and September 15 of each year.

•	First interest payment date: The first interest payment on the Fixed Rate Notes will be made on September 15, 2023.

•	Regular record dates for interest: The regular record dates for interest on the Fixed Rate Notes will be March 1 and September 1 of each year.

•	Computation of interest: Interest on the Fixed Rate Notes will be computed on the basis of a 360-day year consisting of twelve 30-day months.

Interest on the Floating Rate Notes

The Floating Rate Senior Notes due 2024 are referred to herein as “Floating Rate Notes.”

•	Interest on the Floating Rate Notes will accrue at a rate equivalent to Compounded SOFR (as defined below) plus 1.78% per annum. The Floating Rate Notes will bear interest from the date of issuance of the Old Notes or, if interest has already been paid or duly provided for, from the date it was most recently paid or duly provided for. Interest on the Floating Rate Notes will be payable quarterly on March 15, June 15, September 15 and December 15 of each year, beginning on June 15, 2023 (each such date being a “floating rate interest payment date” and, together with each fixed rate interest payment date, an “interest payment date”), and on the maturity date of the Floating Rate Notes. Interest will be payable on the Floating Rate Notes to the persons in whose names such Floating Rate Notes are registered at the close of business on the 15th calendar day preceding each floating rate interest payment date, whether or not a business day, as the case may be. However, interest that WMH pays on the maturity date will be payable to the person to whom the principal will be payable. Interest on the Floating Rate Notes will be computed on the basis of a 360-day year and the actual number of days in the Observation Period (as defined below).

•

If any floating rate interest payment date would otherwise be a day that is not a business day, WMH will make the interest payment on the next succeeding business day, unless such next succeeding business day is in the next succeeding calendar month, in which case (other than the maturity date) WMH will make the interest payment on the immediately preceding business day. If an interest payment is made on the next succeeding business day, no interest will accrue as a result of the delay in payment. If a maturity date or a redemption date for the Floating Rate Notes falls on a day that is not a business day, the payment due on such date will be postponed to the next succeeding business day, and no further interest will accrue in respect of such postponement.

•

As further described herein, on each Interest Payment Determination Date relating to the applicable floating rate interest payment date, the calculation agent will calculate the amount of accrued interest payable on the Floating Rate Notes for each interest period by multiplying (i) the outstanding principal amount of the Floating Rate Notes by (ii) the product of (a) the interest rate for the relevant interest period multiplied by (b) the quotient of the actual number of calendar days in such Observation Period divided by 360. In no event will the interest on the Floating Rate Notes be less than zero.

•

The term “interest period,” with respect to the Floating Rate Notes, means (i) the period commencing on any floating rate interest payment date for the Floating Rate Notes to but excluding the next succeeding floating rate interest payment date for the Floating Rate Notes, (ii) in the case of the last such period, from and including the floating rate interest payment date for the Floating Rate Notes immediately preceding the maturity date for the Floating Rate Notes to, but excluding, such maturity date or (iii) in the event of any redemption of any Floating Rate Notes, from and including the floating rate interest payment date immediately preceding the applicable redemption date to, but excluding, such redemption date.

Secured Overnight Financing Rate and the SOFR Index

SOFR is published by the Federal Reserve Bank of New York and is intended to be a broad measure of the cost of borrowing cash overnight collateralized by U.S. Treasury securities.

The SOFR Index is published by the Federal Reserve Bank of New York and measures the cumulative impact of compounding SOFR on a unit of investment over time, with the initial value set to 1.00000000 on April 2, 2018, the first value date of SOFR. The SOFR Index value reflects the effect of compounding SOFR each business day and allows the calculation of compounded SOFR averages over custom time periods.

The Federal Reserve Bank of New York notes on its publication page for the SOFR Index that use of the SOFR Index is subject to important limitations, indemnification obligations and disclaimers, including that the Federal Reserve Bank of New York may alter the methods of calculation, publication schedule, rate revision practices or availability of the SOFR Index at any time without notice. The interest rate for any interest period will not be adjusted for any modifications or amendments to the SOFR Index or SOFR data that the Federal Reserve Bank of New York may publish after the interest rate for that interest period has been determined.

Compounded SOFR

“Compounded SOFR” will be determined by the calculation agent in accordance with the following formula (and the resulting percentage will be rounded, if necessary, to the nearest one hundred-thousandth of a percentage point):

where:

“SOFR IndexStart” equals the SOFR Index value on the preceding Interest Payment Determination Date;

“SOFR IndexEnd” equals the SOFR Index value on the Interest Payment Determination Date relating to the applicable floating rate interest payment date (or in the final interest period, relating to the applicable maturity date); and

“dc” is the number of calendar days in the relevant Observation Period.

For purposes of determining Compounded SOFR,

“Interest Payment Determination Date” means the date two U.S. Government Securities Business Days before each floating rate interest payment date.

“Observation Period” means, in respect of each interest period, the period from, and including, the date two U.S. Government Securities Business Days preceding the first date in such interest period to, but excluding, the date two U.S. Government Securities Business Days preceding the floating rate interest payment date for such interest period (or in the final interest period, preceding the applicable maturity date).

“SOFR Index” means, with respect to any U.S. Government Securities Business Day:

(1)

the SOFR Index value as published by the SOFR Administrator as such index appears on the SOFR Administrator’s Website at 3:00 p.m. (New York time) on such U.S. Government Securities Business Day (the “SOFR Index Determination Time”); provided that:

(2)

if a SOFR Index value does not so appear as specified in (1) above at the SOFR Index Determination Time, then: (i) if a Benchmark Transition Event and its related Benchmark Replacement Date have not occurred with respect to SOFR, then Compounded SOFR shall be the rate determined pursuant to the “SOFR Index Unavailable Provisions” described below; or (ii) if a Benchmark Transition Event and its related Benchmark Replacement Date have occurred with respect to SOFR, then Compounded SOFR shall be the rate determined pursuant to the “Effect of a Benchmark Transition Event” provisions described below.

“SOFR” means the daily secured overnight financing rate as provided by the SOFR Administrator on the SOFR Administrator’s Website.

“SOFR Administrator” means the Federal Reserve Bank of New York (or a successor administrator of SOFR).

“SOFR Administrator’s Website” means the website of the Federal Reserve Bank of New York, currently at http://www.newyorkfed.org, or any successor source.

“U.S. Government Securities Business Day” means any day except for a Saturday, a Sunday or a day on which the Securities Industry and Financial Markets Association recommends that the fixed income departments of its members be closed for the entire day for purposes of trading in U.S. government securities.

Notwithstanding anything to the contrary in the documentation relating to the Floating Rate Notes, if WMH or its designee determines on or prior to the relevant Reference Time that a Benchmark Transition Event and its related Benchmark Replacement Date (each as defined below) have occurred with respect to determining Compounded SOFR, then the benchmark replacement provisions set forth below under “Effect of Benchmark Transition Event” will thereafter apply to all determinations of the rate of interest payable the Floating Rate Notes.

For the avoidance of doubt, in accordance with the benchmark replacement provisions, after a Benchmark Transition Event and its related Benchmark Replacement Date have occurred, the interest rate for each interest period on the Floating Rate Notes will be an annual rate equal to the sum of the Benchmark Replacement (as defined below) and the applicable margin.

SOFR Index Unavailable Provisions

If a SOFR IndexStart or SOFR IndexEnd is not published on the associated Interest Payment Determination Date and a Benchmark Transition Event and its related Benchmark Replacement Date have not occurred with respect to SOFR, “Compounded SOFR” means, for the applicable interest period for which such index is not available, the rate of return on a daily compounded interest investment calculated in accordance with the formula for SOFR Averages, and definitions required for such formula, published on the SOFR Administrator’s Website at https://www.newyorkfed.org/markets/reference-rates/additional-information-about-reference-rates. For the purposes of this provision, references in the SOFR Averages compounding formula and related definitions to “calculation period” shall be replaced with “Observation Period” and the words “that is, 30-, 90-, or 180- calendar days” shall be removed. If SOFR does not so appear for any day, “i” in the Observation Period, SOFRi for such day “i” shall be SOFR published in respect of the first preceding U.S. Government Securities Business Day for which SOFR was published on the SOFR Administrator’s Website.

Effect of Benchmark Transition Event

(1)

Benchmark Replacement. If WMH or its designee determines that a Benchmark Transition Event and its related Benchmark Replacement Date have occurred prior to the Reference Time (as defined below) in respect of any determination of the Benchmark on any date, the Benchmark Replacement will replace the then-current Benchmark for all purposes relating to the Floating Rate Notes in respect of such determination on such date and all determinations on all subsequent dates.

(2)

Benchmark Replacement Conforming Changes. In connection with the implementation of a Benchmark Replacement, WMH or its designee will have the right to make Benchmark Replacement Conforming Changes from time to time.

(3)

Decisions and Determinations. Any determination, decision or election that may be made by WMH or its designee pursuant to the benchmark replacement provisions described herein, including any determination with respect to tenor, rate or adjustment or of the occurrence or non-occurrence of an event, circumstance or date and any decision to take or refrain from taking any action or any selection:

•	will be conclusive and binding absent manifest error;

•	if made by WMH, will be made in its sole discretion;

•	if made by WMH’s designee, will be made after consultation with the Issuer, and such designee will not make any such determination, decision or election to which the Issuer objects; and

•	notwithstanding anything to the contrary in this prospectus relating to the Floating Rate Notes, shall become effective without consent from the holders of the Floating Rate Notes or any other party.

Any determination, decision or election pursuant to the benchmark replacement provisions shall be made by WMH or WMH’s designee (which may be an affiliate of WMH but in no event shall be the initial calculation agent, the Trustee or the initial paying agent) on the basis as described above. The calculation agent shall have no liability for not making any such determination, decision or election.

“Benchmark” means, initially, Compounded SOFR, as such term is defined above; provided that if WMH (or WMH’s designee) determines that a Benchmark Transition Event and its related Benchmark Replacement Date have occurred with respect to Compounded SOFR (or the published SOFR Index used in the calculation thereof) or the then-current Benchmark, then “Benchmark” means the applicable Benchmark Replacement.

“Benchmark Replacement” means the first alternative set forth in the order below that can be determined by WMH or its designee as of the Benchmark Replacement Date; provided that if the Benchmark Replacement cannot be determined in accordance with clause (1) below as of the Benchmark Replacement Date and WMH or its designee shall have determined that the ISDA Fallback Rate determined in accordance with clause (2) below is not an industry-accepted rate of interest as a replacement for the then-current Benchmark for U.S. dollar-denominated Floating Rate Notes at such time, then clause (2) below shall be disregarded, and the Benchmark Replacement shall be determined in accordance with clause (3) below:

(1)

the sum of: (a) an alternate rate of interest that has been selected or recommended by the Relevant Governmental Body as the replacement for the then-current Benchmark and (b) the Benchmark Replacement Adjustment;

(2)	the sum of: (a) the ISDA Fallback Rate and (b) the Benchmark Replacement Adjustment; or

(3)

the sum of: (a) the alternate rate of interest that has been selected by WMH or its designee as the replacement for the then-current Benchmark giving due consideration to any industry-accepted rate of interest as a replacement for the then-current Benchmark for U.S. dollar denominated Floating Rate Notes at such time and (b) the Benchmark Replacement Adjustment.

“Benchmark Replacement Adjustment” means the first alternative set forth in the order below that can be determined by WMH or its designee as of the Benchmark Replacement Date:

(1)

the spread adjustment (which may be a positive or negative value or zero), or method for calculating or determining such spread adjustment, that has been selected or recommended by the Relevant Governmental Body for the applicable Unadjusted Benchmark Replacement;

(2)	if the applicable Unadjusted Benchmark Replacement is equivalent to the ISDA Fallback Rate, the ISDA Fallback Adjustment; or

(3)

the spread adjustment (which may be a positive or negative value or zero) that has been selected by WMH or its designee giving due consideration to any industry-accepted spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of the then-current Benchmark with the applicable Unadjusted Benchmark Replacement for U.S. dollar denominated Floating Rate Notes at such time.

“Benchmark Replacement Conforming Changes” means, with respect to any Benchmark Replacement, any technical, administrative or operational changes (including changes to the definitions or interpretations of interest period, the timing and frequency of determining rates and making payments of interest, the rounding of amounts or tenors, and other technical, administrative or operational matters) that WMH (or its designee) decide may be appropriate to reflect the adoption of such Benchmark Replacement in a manner substantially consistent with market practice (or, if WMH or its designee decides that adoption of any portion of such market practice is not administratively feasible or if WMH (or its designee) determines that no market practice for use of the Benchmark Replacement exists, in such other manner as WMH (or its designee) determines is reasonably practicable).

“Benchmark Replacement Date” means the earliest to occur of the following events with respect to the then-current Benchmark (including any daily published component used in the calculation thereof):

(1)

in the case of clause (1) or (2) of the definition of “Benchmark Transition Event,” the later of (a) the date of the public statement or publication of information referenced therein and (b) the date on which the administrator of the Benchmark permanently or indefinitely ceases to provide the Benchmark (or such component); or

(2)	in the case of clause (3) of the definition of “Benchmark Transition Event,” the date of the public statement or publication of information referenced therein.

For the avoidance of doubt, if the event giving rise to the Benchmark Replacement Date occurs on the same day as, but earlier than, the Reference Time in respect of any determination, the Benchmark Replacement Date will be deemed to have occurred prior to the Reference Time for such determination.

“Benchmark Transition Event” means the occurrence of one or more of the following events with respect to the then-current Benchmark (including the daily published component used in the calculation thereof):

(1)

a public statement or publication of information by or on behalf of the administrator of the Benchmark (or such component) announcing that such administrator has ceased or will cease to provide the Benchmark (or such component), permanently or indefinitely, provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide the Benchmark (or such component)

(2)

a public statement or publication of information by the regulatory supervisor for the administrator of the Benchmark (or such component), the central bank for the currency of the Benchmark (or such component), an insolvency official with jurisdiction over the administrator for the Benchmark (or such component), a resolution authority with jurisdiction over the administrator for the Benchmark (or such component) or a court or an entity with similar insolvency or resolution authority over the administrator for the Benchmark (or such component), which states that the administrator of the Benchmark (or such component) has ceased or will cease to provide the Benchmark (or such component) permanently or indefinitely, provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide the Benchmark (or such component); or

(3)	a public statement or publication of information by the regulatory supervisor for the administrator of the Benchmark announcing that the Benchmark is no longer representative.

“ISDA Definitions” means the 2006 ISDA Definitions published by the International Swaps and Derivatives Association, Inc. or any successor thereto, as amended or supplemented from time to time, or any successor definitional booklet for interest rate derivatives published from time to time.

“ISDA Fallback Adjustment” means the spread adjustment (which may be a positive or negative value or zero) that would apply for derivatives transactions referencing the ISDA Definitions to be determined upon the occurrence of an index cessation event with respect to the Benchmark for the applicable tenor.

“ISDA Fallback Rate” means the rate that would apply for derivatives transactions referencing the ISDA Definitions to be effective upon the occurrence of an index cessation date with respect to the Benchmark for the applicable tenor excluding the applicable ISDA Fallback Adjustment.

“Reference Time” with respect to any determination of the Benchmark means (1) if the Benchmark is Compounded SOFR, the SOFR Index Determination Time, as such time is defined above, and (2) if the Benchmark is not Compounded SOFR, the time determined by WMH or its designee in accordance with the Benchmark Replacement Conforming Changes.

“Relevant Governmental Body” means the Federal Reserve Board and/or the Federal Reserve Bank of New York, or a committee officially endorsed or convened by the Federal Reserve Board and/or the Federal Reserve Bank of New York or any successor thereto.

“Unadjusted Benchmark Replacement” means the Benchmark Replacement excluding the Benchmark Replacement Adjustment.

The interest rate and amount of interest to be paid on the Floating Rate Notes for each interest period will be determined by the calculation agent. U.S. Bank Trust Company, National Association will initially serve as the calculation agent. All determinations made by the calculation agent shall, in the absence of manifest error, be conclusive for all purposes and binding on WMH and the holders of the Floating Rate Notes. So long as Compounded SOFR is required to be determined with respect to the Floating Rate Notes, there will at all times be a calculation agent. In the event that any then acting calculation agent shall be unable or unwilling to act, or that such calculation agent shall fail duly to establish Compounded SOFR for any interest period, or WMH proposes to remove such calculation agent, WMH shall appoint another calculation agent.

None of the Trustee, the paying agent and the calculation agent shall be under any obligation (i) to monitor, determine or verify the unavailability or cessation of SOFR or the SOFR Index, or whether or when there has occurred, or to give notice to any other transaction party of the occurrence of, any Benchmark Transition Event or related Benchmark Replacement Date, (ii) to select, determine or designate any Benchmark Replacement, or other successor or replacement benchmark index, or whether any conditions to the designation of such a rate or index have been satisfied, (iii) to select, determine or designate any Benchmark Replacement Adjustment, or other modifier to any replacement or successor index, or (iv) to determine whether or what Benchmark Replacement Conforming Changes are necessary or advisable, if any, in connection with any of the foregoing.

None of the Trustee, the paying agent and the calculation agent shall be liable for any inability, failure or delay on its part to perform any of its duties set forth in this prospectus as a result of the unavailability of SOFR, the SOFR Index or other applicable Benchmark Replacement, including as a result of any failure, inability, delay, error or inaccuracy on the part of any other transaction party in providing any direction, instruction, notice or information required or contemplated by the terms of this prospectus and reasonably required for the performance of such duties.

Ranking

The New Notes will be WMH’s senior unsecured obligations and will rank equally in right of payment to all of its existing and future senior unsecured debt and senior in right of payment to all of its future subordinated debt. The New Notes will be effectively subordinated to any of WMH’s future secured debt to the extent of the value of the assets securing such debt, and the New Notes will be structurally subordinated to the liabilities of WMH’s subsidiaries.

As of December 31, 2022, adjusted to give effect to the 3NC1 Senior Notes Offering and the Term Loan Repayment:

•

WMH’s outstanding indebtedness consisted of $30.0 billion aggregate principal amount of the Old Notes, $1.5 billion aggregate principal amount of the 3NC1 Senior Notes, $2.5 billion of borrowings under its Term Loan Facility, its guarantees of $13.8 billion aggregate principal amount of DCL’s senior debt securities, and its guarantee of $0 billion of borrowings under DCL’s revolving credit facility;

•	WMH had no secured indebtedness outstanding; and

•	WMH’s subsidiaries had $1.5 billion in aggregate principal amount of indebtedness outstanding.

Guarantees

Guarantee by the Parent Guarantor

All payments on the Notes, including principal and interest (and premium, if any), are fully and unconditionally guaranteed on an unsecured and unsubordinated basis by the Parent Guarantor.

The guarantee by the Parent Guarantor of the Notes ranks equally in right of payment with all other existing and future unsecured and unsubordinated indebtedness of the Parent Guarantor. The guarantee is effectively subordinated to the Parent Guarantor’s secured indebtedness (if any) to the extent of the value of the assets securing that debt and effectively subordinated to any indebtedness and other liabilities of the Parent Guarantor’s subsidiaries to the extent such subsidiaries do not guarantee the Notes.

Guarantee by Subsidiaries of the Parent Guarantor

The indenture provides that the Parent Guarantor will cause (1) each wholly-owned Domestic Subsidiary that is a borrower or that guarantees the payment of any debt under the Senior Credit Facilities and (2) each wholly-owned Domestic Subsidiary that is a borrower or issuer or that guarantees the payment of any Material Debt, to execute and deliver to the Trustee within 30 days a supplemental indenture, in form and substance required by the indenture, pursuant to which such wholly-owned Domestic Subsidiary will guarantee payment of the Notes, whereupon such Domestic Subsidiary will become a Subsidiary Guarantor for all purposes under the applicable supplemental indenture. Subsidiary guarantees will be subject to release and discharge under certain circumstances prior to payment in full of the Notes.

“Domestic Subsidiary” means any Parent Subsidiary that is organized under the laws of any political subdivision of the United States that is not a Foreign Subsidiary.

“Foreign Subsidiary” means any Parent Subsidiary that is organized under the laws of a jurisdiction other than the United States, a State thereof or the District of Columbia or that is a Foreign Subsidiary Holdco. For the avoidance of doubt, any Parent Subsidiary that is organized and existing under the laws of Puerto Rico or any other territory of the United States of America shall be a Foreign Subsidiary.

“Foreign Subsidiary Holdco” means any Parent Subsidiary designated as a Foreign Subsidiary Holdco by WMH, so long as such Parent Subsidiary has no material assets other than securities, indebtedness or receivables of one or more Foreign Subsidiaries (or Parent Subsidiaries thereof), intellectual property relating solely to such Foreign Subsidiaries (or Parent Subsidiaries thereof) and/or other assets (including cash and cash equivalents) relating to an ownership interest in any such securities, indebtedness, intellectual property or Parent Subsidiaries.

“Material Debt” means any debt of WMH, the Parent Guarantor or any Subsidiary Guarantor in an aggregate principal amount equal to or greater than $400 million.

“Parent Subsidiary” means a corporation or other business entity of which equity interests having a majority of the voting power under ordinary circumstances is owned, directly or indirectly, by the Parent Guarantor or by one or more subsidiaries of the Parent Guarantor.

“Revolving Credit Facility” means the multicurrency revolving credit agreement, dated as of June 9, 2021, among Discovery Communications LLC, the borrowers and guarantors parties thereto from time to time, the lenders from time to time parties thereto and Bank of America, N.A., as administrative agent, swing line lender and L/C issuer, as amended on July 30, 2021 and as further amended, restated, supplemented, replaced, waived or otherwise modified from time to time.

“Senior Credit Facilities” means the Revolving Credit Facility and the Term Loan Facility.

“Subsidiary Guarantor” means any Parent Subsidiary that provides a subsidiary guarantee, in each case, unless and until such Parent Subsidiary is released from such subsidiary guarantee in accordance with the terms of the indenture.

“Term Loan Facility” means the term loan credit agreement created pursuant to the Credit Agreement, dated as of June 4, 2021, among WMH, the lenders from time to time parties thereto and JPMorgan Chase Bank, N.A., as administrative agent, as amended, restated, supplemented, replaced, waived or otherwise modified from time to time.

All payments on the Notes, including principal and interest (and premium, if any), will be fully and unconditionally guaranteed on an unsecured and unsubordinated basis by each Subsidiary Guarantor.

For the year ended December 31, 2022, on a pro forma basis after giving effect to the Merger, WBD’s subsidiaries other than the Issuer, DCL and Scripps represented approximately 95% of WBD’s consolidated revenues. As of December 31, 2022, WBD’s subsidiaries other than the Issuer, DCL and Scripps represented approximately 94% of WBD’s consolidated total assets and had approximately $35.4 billion of total liabilities, including trade payables but excluding intercompany liabilities.

The indenture provides that the obligations of each Subsidiary Guarantor are limited to the maximum amount, as will, after giving effect to all other contingent and fixed liabilities of such Subsidiary Guarantor and after giving effect to any collections from or payments made by or on behalf of any other Subsidiary Guarantor in respect of the obligations of such other Subsidiary Guarantor under its subsidiary guarantee or pursuant to its contribution obligations under the indenture, result in the obligations of such Subsidiary Guarantor under the subsidiary guarantee not constituting a fraudulent conveyance or fraudulent transfer under applicable law, or being void or unenforceable under any law relating to insolvency of debtors.

Each such subsidiary guarantee will be a continuing guarantee and shall (i) remain in full force and effect until payment in full of the principal amount of all outstanding Notes (whether by payment at maturity, purchase, redemption, defeasance, retirement or other acquisition) and all other subsidiary guaranteed obligations of the relevant Subsidiary Guarantor then due and owing, unless earlier terminated as described below, (ii) be binding upon such Subsidiary Guarantor and (iii) inure to the benefit of and be enforceable by the Trustee, the holders and their permitted successors, transferees and assigns.

Notwithstanding the preceding paragraph, any Subsidiary Guarantor will automatically and unconditionally be released from all obligations under its subsidiary guarantee, and such subsidiary guarantee shall thereupon terminate and be discharged and of no further force or effect, (i) concurrently with any direct or indirect sale or disposition (by merger or otherwise) of any Subsidiary Guarantor or any interest therein, or any other transaction, in accordance with the terms of the indenture, if as a result of such transaction such Subsidiary Guarantor is no longer a Parent Subsidiary, (ii) at any time that such Subsidiary Guarantor is (or, substantially concurrently with the release of the subsidiary guarantee of such Subsidiary Guarantor or if as a result of the release of the subsidiary guarantee of such Subsidiary Guarantor, will be) released from all of its obligations as borrower or its obligations under its guarantee of any debt under the Senior Credit Facilities or any Material Debt (it being understood that a release subject to contingent reinstatement is still a release, and that if any such guarantee is so reinstated, such subsidiary guarantee shall also be reinstated to the extent that such Subsidiary Guarantor would then be required to provide a subsidiary guarantee under the indenture), (iii) upon the merger or consolidation of any Subsidiary Guarantor with and into WMH or the Parent Guarantor or another Subsidiary Guarantor that is the surviving person in such merger or consolidation, or upon the liquidation of such Subsidiary Guarantor following the transfer of all of its assets to WMH or the Parent Guarantor or another Subsidiary Guarantor, (iv) concurrently with any Subsidiary Guarantor ceasing to constitute a Domestic Subsidiary of the Parent Guarantor, (v) upon legal or covenant defeasance of WMH’s obligations, or satisfaction and discharge of the Notes, or (vi) subject to customary contingent reinstatement provisions, upon payment in full of the aggregate principal amount of all of the Notes then outstanding and all other subsidiary guaranteed obligations then due and owing. Upon any such occurrence specified in this paragraph and delivery of an officer’s certificate to the Trustee, the Trustee shall execute any documents reasonably requested by WMH in order to evidence such release, discharge and termination in respect of such subsidiary guarantee.

Further Issues

WMH may from time to time, without notice to, or the consent of, the registered holders of the Notes, create and issue additional Notes of any series offered hereby ranking equally and ratably with the Notes of a series in all respects, so that such additional Notes will be consolidated and form a single series with the Notes of such series and will have the same terms as to status, redemption or otherwise as the Notes of such series (other than the date of issuance and, under certain circumstances, the first interest payment date and the date from which interest thereon will begin to accrue), provided that if such additional Notes are not fungible with the original Notes of such series for U.S. federal income tax purposes, such additional Notes will have a separate CUSIP number.

Optional Redemption

The Floating Rate Notes will not be redeemable at WMH’s option.

The 4.279% Senior Notes due 2032, the 5.141% Senior Notes due 2052 and the 5.391% Senior Notes due 2062 are not redeemable at WMH’s option prior to March 15, 2027.

Prior to the applicable Par Call Date (or prior to the applicable maturity date, in the case of the 3.428% Senior Notes due 2024 and the 3.638% Senior Notes due 2025) and, in the case of the 4.279% Senior Notes due 2032, the 5.141% Senior Notes due 2052 and the 5.391% Senior Notes due 2062, on or after March 15, 2027, each series of Fixed Rate Notes will be redeemable, in whole or in part, at the option of WMH at any time and from time to time at a redemption price equal to the greater of (i) 100% of the principal amount of the series of Fixed Rate Notes to be redeemed, and (ii) as determined by the Quotation Agent (as defined below), the sum of the present values of the remaining scheduled payments of principal and interest on the series of Fixed Rate Notes to be redeemed (not including any portion of such payments of interest accrued as of the date of redemption) assuming that such series of Fixed Rate Notes matured on the applicable Par Call Date discounted to the date of redemption on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the Adjusted Treasury Rate (as defined below) (a) plus 30 basis points in the case of the 3.428% Senior Notes due 2024, (b) plus 30 basis points in the case of the 3.528% Senior Notes due 2024, (c) plus 30 basis points in the case of the 3.638% Senior Notes due 2025, (d) plus 30 basis points in the case of the 3.788% Senior Notes due 2025, (e) plus 30 basis points in the case of the 3.755% Senior Notes due 2027, (f) plus 35 basis points in the case of the 4.054% Senior Notes due 2029, (g) plus 40 basis points in the case of the 4.279% Senior Notes due 2032, (h) plus 40 basis points in the case of the 5.050% Senior Notes due 2042, (i) plus 45 basis points in the case of the 5.141% Senior Notes due 2052 and (j) plus 50 basis points in the case of the 5.391% Senior Notes due 2062, plus in each case accrued and unpaid interest on the principal amount being redeemed to, but excluding, the date of redemption.

On and after the applicable Par Call Date, each series of Fixed Rate Notes will be redeemable at WMH’s option, in whole at any time or in part from time to time, at a redemption price equal to 100% of the principal amount of the Fixed Rate Notes to be redeemed, plus accrued and unpaid interest on the principal amount being redeemed to, but excluding, the date of redemption.

“Adjusted Treasury Rate” means, with respect to any redemption date, the rate per annum equal to the semiannual equivalent yield to maturity of the Comparable Treasury Issue, assuming a price for the Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the Comparable Treasury Price for such redemption date. The term “yield to maturity” means the yield to maturity on a series of securities, calculated at the time of issuance of such series, or, if applicable, at the most recent redetermination of interest on such series, and calculated in accordance with accepted financial practice.

“Comparable Treasury Issue” means the United States Treasury security selected by the Quotation Agent as having a maturity comparable to the remaining term of the Fixed Rate Notes of a series to be redeemed (assuming that such Notes matured on the applicable Par Call Date) that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of comparable maturity to the remaining term of such Fixed Rate Notes.

“Comparable Treasury Price” means, with respect to any redemption date, (i) the average of the Reference Treasury Dealer Quotations for such redemption date, after excluding the highest and lowest such Reference Treasury Dealer Quotations or (ii) if WMH obtains fewer than four such Reference Treasury Dealer Quotations, the average of all such quotations.

“Par Call Date” means (i) March 15, 2023 (12 months prior to maturity) with respect to the 3.528% Senior Notes due 2024, (ii) March 15, 2023 (24 months prior to maturity) with respect to the 3.788% Senior Notes due 2025, (iii) February 15, 2027 (one month prior to maturity) with respect to the 3.755% Senior Notes due 2027, (iv) January 15, 2029 (two months prior to maturity) with respect to the 4.054% Senior Notes due 2029, (v) December 15, 2031 (three months prior to maturity) with respect to the 4.279% Senior Notes due 2032, (vi) September 15, 2041 (six months prior to maturity) with respect to the 5.050% Senior Notes due 2042, (vii) September 15, 2051 (six months prior to maturity) with respect to the 5.141% Senior Notes due 2052, and (viii) September 15, 2061 (six months prior to maturity) with respect to the 5.391% Senior Notes due 2062.

“Quotation Agent” means the Reference Treasury Dealer appointed by WMH.

“Reference Treasury Dealer” means (i) J.P. Morgan Securities LLC, Goldman Sachs & Co. LLC and Barclays Capital Inc., their respective affiliates and their respective successors with respect to the Fixed Rate Notes; provided, however, that if any of the foregoing ceases to be a primary U.S. Government securities dealer in New York City (a “Primary Treasury Dealer”), WMH will substitute therefor another Primary Treasury Dealer; and (ii) any other Primary Treasury Dealers selected by WMH.

“Reference Treasury Dealer Quotations” means, with respect to each Reference Treasury Dealer and any redemption date, the average, as determined by WMH, of the bid and asked prices for the Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) quoted in writing to WMH by such Reference Treasury Dealer at 5:00 p.m., New York City time, on the third business day preceding such redemption date.

Notice of any redemption will be mailed or otherwise delivered in accordance with the applicable procedures of DTC at least 10 days but not more than 60 days before the redemption date to each holder of Fixed Rate Notes of the series to be redeemed. Any notice may, at WMH’s discretion, be subject to the satisfaction or waiver of one or more conditions precedent. In that case, such notice shall state the nature of such conditions precedent, and, if applicable, state that the date of redemption may be delayed until the conditions are satisfied or that, if the conditions are not satisfied, such redemption may not occur and the notice may be rescinded. Unless WMH defaults in payment of the redemption price, on and after the redemption date, interest will cease to accrue on the series of Fixed Rate Notes or portions thereof called for redemption, subject to the satisfaction or waiver of any conditions precedent specified in the related notice of redemption.

If less than all of the Fixed Rate Notes of a series are to be redeemed, the Fixed Rate Notes of such series shall be selected by the Trustee by such method the Trustee deems to be fair and appropriate in accordance with applicable depositary procedures and any applicable stock exchange.

Mandatory Redemption; Open Market Purchases

WMH is not required to make any mandatory redemption or sinking fund payments with respect to the Notes of any series. However, under certain circumstances, WMH may be required to offer to purchase the Notes as described under the caption “—Change of Control Offer to Repurchase.” WMH may acquire Notes, from time to time and at any time, by means other than a redemption, whether by tender offer, open market purchases, negotiated transactions or otherwise, in accordance with applicable securities laws, so long as such acquisition does not otherwise violate the terms of the indenture.

Change of Control Offer to Repurchase

If a Change of Control Triggering Event occurs, unless WMH has exercised its right to redeem a series of Notes in full, as described under “—Optional Redemption,” holders of Notes of any series offered hereby will have the right to require WMH to repurchase all or a portion of such holder’s Notes pursuant to the offer described below (the “Change of Control Offer”), at a purchase price equal to 101% of the principal amount thereof plus accrued and unpaid interest, if any, to, but excluding, the date of repurchase, subject to the rights of holders of Notes of such series on the relevant record date to receive interest due on the relevant interest payment date.

Within 30 days following the date upon which the Change of Control Triggering Event occurred, or at WMH’s option, prior to any Change of Control but after the public announcement of the pending Change of Control, WMH will be required to send, by first class mail, or otherwise deliver in accordance with the applicable procedures of DTC, a notice to holders of Notes of any series not redeemed, with a copy to the Trustee, which notice will set forth the terms of the Change of Control Offer. Such notice will state, among other things, the repurchase date, which must be no earlier than 30 days nor later than 60 days from the date such notice is mailed, or otherwise delivered to each holder in accordance with the applicable procedures of DTC, other than as may be required by law (the “Change of Control Payment Date”). The notice, if mailed or otherwise delivered to each holder in accordance with the applicable procedures of DTC prior to the date of consummation of the Change of Control, may state that the Change of Control Offer is conditioned on the Change of Control being consummated on or prior to the Change of Control Payment Date. Holders of Notes of any series not redeemed electing to have their Notes repurchased pursuant to a Change of Control Offer will be required to surrender their Notes, with the form entitled “Option of Holder to Elect Purchase” on the reverse of the note completed, to the paying agent at the address specified in the notice, or transfer their Notes to the paying agent by book-entry transfer pursuant to the applicable procedures of the paying agent, prior to the close of business on the third business day prior to the Change of Control Payment Date.

WMH will not be required to make a Change of Control Offer if a third party makes such an offer in the manner, at the times and otherwise in compliance with the requirements for such an offer made by WMH and such third party purchases all Notes of a series properly tendered and not withdrawn under its offer.

WMH will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent those laws and regulations are applicable in connection with the repurchase of Notes as a result of a Change of Control Triggering Event. To the extent that the provisions of any such securities laws or regulations conflict with the Change of Control Offer provisions of the Notes of a series, WMH will comply with those securities laws and regulations and will not be deemed to have breached its obligations under the Change of Control Offer provisions of the Notes by virtue of any such conflict.

The definition of “Change of Control” includes a phrase relating to the direct or indirect sale, lease, transfer, conveyance or other disposition of “all or substantially all” of the assets of the Parent Guarantor and its subsidiaries, or WMH and its subsidiaries, taken as a whole. Although there is a limited body of case law interpreting the phrase “substantially all,” there is no precise, established definition of the phrase under applicable law. Accordingly, the ability of a holder of Notes of any series offered hereby to require WMH to repurchase such Notes as a result of a sale, lease, transfer, conveyance or other disposition of less than all of the assets of the Parent Guarantor and its subsidiaries, or WMH and its subsidiaries, taken as a whole, to another “person” (as that term is used in Section 13(d)(3) of the Exchange Act) may be uncertain.

For purposes of the Change of Control Offer discussion above, the following definitions are applicable:

“Below Investment Grade Rating Event” with respect to the Notes of a series means that such series becomes rated below Investment Grade by each Rating Agency on any date from the date of the public notice by the Parent Guarantor or WMH of an arrangement that results in a Change of Control until the end of the 60-day period following public notice by the Parent Guarantor or WMH of the occurrence of a Change of Control (which period will be extended so long as the rating of such series of Notes is under publicly announced consideration for possible downgrade by any of the Rating Agencies); provided, however, that a Below Investment Grade Rating Event otherwise arising by virtue of a particular reduction in rating will not be deemed to have occurred in respect of a particular Change of Control (and thus will not be deemed a Below Investment Grade Rating Event for purposes of the definition of Change of Control Triggering Event), if the Rating Agencies making the reduction in rating to which this definition would otherwise apply do not announce or publicly confirm or inform the Trustee in writing at its request that the reduction was the result, in whole or in part, of any event or circumstance comprised of or arising as a result of, or in respect of, the applicable Change of Control (whether or not the applicable Change of Control has occurred at the time of the Below Investment Grade Rating Event).

“Change of Control” means the occurrence of any one of the following:

(1)

the direct or indirect sale, lease, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or a series of related transactions, of all or substantially all of the assets of the Parent Guarantor and its subsidiaries taken as a whole, to any “person” (as that term is used in Section 13(d)(3) of the Exchange Act) other than to the Parent Guarantor or one of its subsidiaries;

(2)

the consummation of any transaction (including without limitation, any merger or consolidation) the result of which is that any “person” (as that term is used in Section 13(d)(3) of the Exchange Act), other than any Significant Shareholder or any combination of Significant Shareholders, becomes the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Exchange Act), directly or indirectly, of more than 50% of the outstanding Voting Stock of the Parent Guarantor or WMH, measured by voting power rather than number of shares;

(3)

the consummation of a so-called “going private/Rule 13e-3 Transaction” that results in any of the effects described in paragraph (a)(3)(ii) of Rule 13e-3 under the Exchange Act (or any successor provision) with respect to each class of the Parent Guarantor’s common stock, following which any Significant Shareholder or any combination of Significant Shareholders “beneficially own” (as defined in Rules 13d-3 and 13d-5 under the Exchange Act), directly or indirectly, more than 50% of the outstanding Voting Stock of the Parent Guarantor, measured by voting power rather than number of shares; or

(4)	the adoption of a plan relating to the liquidation, dissolution or winding-up of the Parent Guarantor.

“Change of Control Triggering Event” means the occurrence of both a Change of Control and a Below Investment Grade Rating Event. Notwithstanding the foregoing, no Change of Control Triggering Event will be deemed to have occurred in connection with any particular Change of Control unless and until such Change of Control has actually been consummated.

“Fitch” means Fitch Ratings Ltd., and its successors.

“Investment Grade” means a rating of BBB- or better by S&P (or its equivalent under any successor rating category of S&P), a rating of Baa3 or better by Moody’s (or its equivalent under any successor rating category of Moody’s) and a rating of BBB- or better by Fitch (or its equivalent under any successor rating category of Fitch).

“Moody’s” means Moody’s Investors Service, Inc., and its successors.

“Rating Agency” means (1) each of S&P, Moody’s and Fitch; and (2) if any of S&P, Moody’s or Fitch ceases to rate the Notes or fails to make a rating of the Notes publicly available for reasons outside of WMH’s control, a “nationally recognized statistical rating organization” as defined in Section 3(a)(62) of the Exchange Act, selected by WMH (as certified by a resolution of the board of directors of the Parent Guarantor and reasonably acceptable to the Trustee) as a replacement agency for S&P, Moody’s or Fitch, or all of them, as the case may be.

“S&P” means S&P Global Ratings, a division of S&P Global, Inc., and its successors.

“Significant Shareholder” means each of (a) the Parent Guarantor or any of its subsidiaries and (b) any other “person” (as that term is used in Section 13(d)(3) of the Exchange Act) if 50% or more of the Voting Stock of such person is “beneficially owned” (as defined in Rules 13d-3 and 13d-5 under the Exchange Act), directly or indirectly, by the Parent Guarantor or one of its subsidiaries or any combination thereof.

“Voting Stock” of any specified person as of any date means any and all shares or equity interests (however designated) of such person that are at the time entitled to vote generally in the election of the board of directors, managers or trustees of such person, as applicable.

Certain Covenants

The indenture does not contain any provisions that would limit the ability of the Parent Guarantor and its subsidiaries to incur indebtedness or that would afford holders of Notes protection in the event of a sudden and significant decline in the credit quality of the Parent Guarantor or WMH or a takeover, recapitalization or highly leveraged or similar transaction involving the Parent Guarantor or WMH.

Limitation on Liens

WMH will not, and will not permit any subsidiary to, create, incur, assume or permit to exist any lien on any property or asset, to secure any debt of WMH, any subsidiary or any other person, or permit any subsidiary to do so, without securing the Notes equally and ratably with such debt for so long as such debt will be so secured, subject to certain exceptions. The exceptions include:

•	liens existing on, or provided for under written arrangements existing as of, the Merger Closing Date;

•

liens on assets or property of a person at the time it becomes a subsidiary securing only indebtedness of such person or liens existing on assets or property at the time of the acquisition of such assets, provided such indebtedness was not incurred or such liens were not created in connection with such person becoming a subsidiary or such assets being acquired;

•

liens on assets created at the time of or within 12 months after the acquisition, purchase, lease, improvement or development of such assets to secure all or a portion of the purchase price or lease for, or the costs of improvement or development of, such assets;

•

liens to secure any extension, renewal, refinancing or refunding (or successive extensions, renewals, refinancings or refundings), in whole or in part, of any indebtedness secured by liens referred to above or liens created in connection with any amendment, consent or waiver relating to such indebtedness, so long as such lien does not extend to any other property and the amount of debt secured is not increased (other than by the amount equal to any costs and expenses incurred in connection with any extension, renewal, refinancing or refunding);

•	liens on property incurred in permitted sale and leaseback transactions;

•

liens in favor of only the Parent Guarantor, WMH or one or more subsidiaries of the Parent Guarantor granted by WMH or a subsidiary to secure any obligations owed to the Parent Guarantor, WMH or a subsidiary of the Parent Guarantor;

•

carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s, laborers’, landlords’ and similar liens arising in the ordinary course of business securing obligations that are not overdue for a period of more than 90 days or that are being contested in good faith by appropriate proceedings;

•

pledges or deposits in the ordinary course of business in connection with workers’ compensation, unemployment insurance and other social security legislation, other than any lien imposed by the Employment Retirement Income Security Act of 1974, as amended from time to time;

•

deposits to secure the performance of bids, trade contracts and leases, statutory obligations, surety bonds (other than bonds related to judgments or litigation), performance bonds and other obligations of a like nature incurred in the ordinary course of business;

•

liens arising out of a judgment, decree or order of court being contested in good faith by appropriate proceedings, provided that adequate reserves with respect thereto are maintained on the books of the Parent Guarantor, WMH or the books of their subsidiaries, as the case may be, in conformity with GAAP;

•

liens for taxes not yet due and payable, or being contested in good faith by appropriate proceedings, provided that adequate reserves with respect thereto are maintained on the books of the Parent Guarantor, WMH or the books of their subsidiaries, as the case may be, in conformity with GAAP;

•

easements, rights of way, restrictions and similar liens affecting real property incurred in the ordinary course of business that do not secure any monetary obligations and do not materially detract from the value of the property subject thereto or materially interfere with the ordinary conduct of business of the Parent Guarantor, WMH or of such subsidiary;

•

liens securing reimbursement obligations with respect to letters of credit related to trade payables and issued in the ordinary course of business, which liens encumber documents and other property relating to such letters of credit and the products and proceeds thereof;

•

liens encumbering customary initial deposits and margin deposits and other liens in the ordinary course of business, in each case securing indebtedness under any interest swap obligations and currency agreements and forward contract, option, futures contracts, futures options or similar agreements or arrangements designed to protect the Parent Guarantor, WMH or any of their subsidiaries from fluctuations in interest rates or currencies;

•

liens in the nature of voting, equity transfer, redemptive rights or similar terms under any such agreement or other term customarily found in such agreements, in each case, encumbering WMH’s or such subsidiary’s equity interests or other investments in such subsidiary or other person;

•

liens consisting of or relating to the sale, transfer, distribution, or financing of motion pictures, video and television programs, sound recordings, books or rights with respect thereto or with groups who may receive tax benefits or other third-party investors in connection with the financing and/or distribution of such motion pictures, video and television programming, sound recordings or books in the ordinary course of business and the granting to WMH or any subsidiary rights to distribute such motion pictures, video and television programming, sound recordings or books, including liens created in favor of a producer or supplier of television programming or films over distribution revenues and/or distribution rights which are allocable to such producer or supplier under related distribution arrangements;

•	liens on Securitization Assets securing or transferred pursuant to any Permitted Securitization Financing;

•

liens on motion pictures, video, television, interactive or multi-media programming, audio-visual works, sound recordings, books and other literary or written material, any software, copyright or other intellectual property related thereto, acquired directly or indirectly by purchase, business combination, production, creation or otherwise, any component of the foregoing or rights with respect thereto, and all improvements thereon, products and proceeds thereof and revenues derived therefrom (collectively, “works”) which either (1) existed on such works before the time of their acquisition and were not created in anticipation thereof, or (2) were created solely for the purpose of securing obligations to financiers, producers, distributors, exhibitors, completion guarantors, inventors, copyright holders, financial institutions or other participants incurred in the ordinary course of business in connection with the acquisition, financing, production, completion, distribution or exhibition of works;

•

any liens on the office building and hotel complex located in Atlanta, Georgia known as the CNN Center Complex, including the parking decks for such complex (to the extent such parking decks are owned or leased by WBD or any of its subsidiaries), or any portion thereof and all property rights therein and the products, revenues and proceeds therefrom created as part of any mortgage financing or sale-leaseback of the CNN Center Complex;

•

liens on satellite transponders and all property rights therein and the products, revenues and proceeds therefrom which secure obligations incurred in connection with the acquisition, utilization or operation of such satellite transponders or the refinancing of any such obligations;

•	liens resulting from progress payments or partial payments under United States government contracts or subcontracts; or

•

liens otherwise prohibited by this covenant, securing indebtedness which, together with the value of attributable debt incurred in sale and leaseback transactions described under “—Limitation on Sale and Leasebacks” below, do not at any time exceed 10% of the Parent Guarantor’s consolidated total assets (in each case, as set forth on the most recent consolidated balance sheet of the Parent Guarantor and its consolidated subsidiaries as of the end of the most recently ended fiscal quarter prior to the applicable date of determination for which financial statements are available; provided that the assets of the Parent Guarantor and its consolidated subsidiaries shall be adjusted to reflect any significant (as determined under Regulation S-X) acquisitions and dispositions of assets that have occurred during the period from the date of the applicable balance sheet through the applicable date of determination, including the transaction being tested under the indenture).

If any Subsidiary Guarantor and its subsidiaries are subsidiaries of the Parent Guarantor but not subsidiaries of WMH, then such Subsidiary Guarantor and its subsidiaries shall be treated as if they were subsidiaries of WMH for all purposes under the indenture, including for purposes of the provisions described above in “—Limitation on Liens” and the provisions described below in “—Limitation on Sale and Leasebacks.”

For all purposes under the indenture, the term “debt” of any person means any debt for money borrowed which is created, assumed, incurred or guaranteed in any manner by such person or for which such person is otherwise responsible or liable, and shall expressly include any such guaranty thereof by such person. For the purpose of computing the amount of the debt of any person there shall be excluded all debt of such person for the payment or redemption or satisfaction of which money or securities (or evidences of such debt, if permitted under the terms of the instrument creating such debt) in the necessary amount shall have been deposited in trust with the proper depositary, whether upon or prior to the maturity or the date fixed for redemption of such debt; and, in any instance where debt is so excluded, for the purpose of computing the assets of such person there shall be excluded the money, securities or evidences of debt deposited by such person in trust for the purpose of paying or satisfying such debt.

“Permitted Securitization Financing” means any financing arrangement or factoring of Securitization Assets by WBD or any subsidiary and any securitization facility of any Securitization Subsidiary, in each case, the obligations of which are non-recourse (except for Standard Securitization Undertakings) to WBD or any subsidiary (other than any Securitization Subsidiary) in connection therewith.

“Securitization Assets” means accounts receivable, loans, mortgages, royalties, other rights to payment, supporting obligations therefor, proceeds therefrom and other related assets customarily disposed of or pledged in connection with non-recourse receivables financings or factorings or securitization facilities (as determined in good faith by WBD or any subsidiary).

“Securitization Subsidiary” means any subsidiary formed for purposes of consummating any Permitted Securitization Financing and which holds no material assets other than Securitization Assets and which is engaged in no material activities other than those related to such Permitted Securitization Financing.

“Standard Securitization Undertakings” means representations, warranties, covenants (including repurchase obligations) and indemnities entered into by WBD or any subsidiary that WBD or such subsidiary, as applicable, has determined in good faith are customary for “non-recourse” accounts receivables financings or factoring or securitization financings.

Limitation on Sale and Leasebacks

WMH will not, and will not permit any subsidiary to, enter into any arrangement with any person pursuant to which WMH or any subsidiary leases any property that has been or is to be sold or transferred by WMH or the subsidiary to such person (a “sale and leaseback transaction”), except that a sale and leaseback transaction is permitted if WMH or such subsidiary would be entitled to secure the property to be leased (without equally and ratably securing the outstanding Notes) in an amount equal to the present value of the lease payments with respect to the term of the lease remaining on the date as of which the amount is being determined, without regard to any renewal or extension in the lease, discounted at the rate of interest set forth or implicit in the terms of the lease, compounded semi-annually (such amount is referred to as the “attributable debt”).

In addition, permitted sale and leaseback transactions not subject to the limitation above and the provisions described in “—Limitation on Liens” above include:

•	temporary leases for a term, including renewals at the option of the lessee, of not more than three years;

•	leases between only WMH and a subsidiary of WMH or only between subsidiaries of WMH; and

•

leases of property executed by the time of, or within 12 months after the latest of, the acquisition, the completion of construction or improvement, or the commencement of commercial operation of the property.

Consolidation, Merger and Sale of Assets

Neither WMH nor the Parent Guarantor may consolidate or merge with or into, or sell, lease, convey, transfer or otherwise dispose of its property and assets substantially as an entirety to another entity unless:

•

(1) WMH or the Parent Guarantor is the surviving entity, as applicable, or (2) the successor entity, if other than WMH or the Parent Guarantor is a U.S. corporation, partnership, limited liability company or trust and assumes by supplemental indenture all of WMH’s or the Parent Guarantor’s obligations, as applicable, under the Notes or the guarantee, respectively, and the indenture; immediately after giving effect to the transaction, no Event of Default (as defined below), and no event that, after notice or lapse of time or both, would become an Event of Default, has occurred and is continuing; and

•

if as a result of any consolidation, merger, sale or lease, conveyance or transfer described in this covenant, properties or assets of WMH or the Parent Guarantor or any of its subsidiaries would become subject to any lien that would not be permitted by the lien restriction described above without equally and ratably securing the Notes, WMH or the Parent Guarantor or such successor entity, as the case may be, will take the steps as are necessary to secure effectively the Notes equally and ratably with, or prior to, all indebtedness secured by those liens as described above.

In connection with any transaction that is covered by this covenant, WMH must deliver to the Trustee an officer’s certificate and an opinion of counsel each stating that the transaction complies with the terms of the indenture.

In the case of any such consolidation, merger, sale, transfer or other conveyance, but not a lease, in a transaction in which there is a successor entity to WMH or the Parent Guarantor, the successor entity will succeed to, and be substituted for, WMH or the Parent Guarantor, respectively, under the indenture and WMH or the Parent Guarantor, respectively, will be released from its obligations under the Notes or the guarantee, as applicable, and the indenture.

Future Subsidiary Guarantors

The Parent Guarantor will cause (1) each wholly-owned Domestic Subsidiary that is a borrower or that guarantees the payment of any debt under the Senior Credit Facilities and (2) each wholly-owned Domestic Subsidiary that is a borrower or issuer or that guarantees the payment of any Material Debt, to execute and deliver to the Trustee within 30 days a supplemental indenture, in form and substance required by the indenture, pursuant to which such wholly-owned Domestic Subsidiary will guarantee payment of the Notes, whereupon such Domestic Subsidiary will become a Subsidiary Guarantor for all purposes under the applicable supplemental indenture. See “—Guarantees—Guarantee by Subsidiaries of the Parent Guarantor” above.

Events of Default

Any one of the following is an “Event of Default” with respect to each series of Notes:

•	if WMH defaults in the payment of interest, and such default continues for 30 days;

•	if WMH defaults in the payment of the principal or any premium when due by declaration, when called for redemption or otherwise;

•

if either the Parent Guarantor or WMH fails to perform or breaches any covenant or warranty in the Notes of such series or in the indenture and applicable to the Notes of such series or guarantee continuing for 90 days after notice to WMH by the Trustee or by holders of at least 25% in principal amount of the outstanding Notes (with a copy to the Trustee) of all such series affected thereby;

•	if certain events of bankruptcy or insolvency occur with respect to WMH, the Parent Guarantor or any Subsidiary Guarantor (the “bankruptcy or insolvency provision”);

•

a guarantee ceases to be in full force and effect (except as contemplated by the terms of the indenture) or is declared null and void in a judicial proceeding or the Parent Guarantor or any Subsidiary Guarantor, as applicable, denies or disaffirms its obligations under the indenture or the applicable guarantee; and

•

default under any mortgage, indenture or instrument under which there may be issued or by which there may be secured or evidenced any indebtedness for money borrowed by the Parent Guarantor, WMH or any of their subsidiaries (or the payment of which is guaranteed by the Parent Guarantor, WMH or any of their subsidiaries), whether such indebtedness or guarantee now exists, or is created after the date of this offering memorandum, if that default:

(1)	is caused by a failure to pay principal on such indebtedness at its stated final maturity (after giving effect to any applicable grace periods provided in such indebtedness) (a “Payment Default”); or

(2)

results in the acceleration of such indebtedness prior to its express maturity (an “Acceleration Event”), and (i) in each case, the principal amount of any such indebtedness, together with the principal amount of any other such indebtedness under which there has been a Payment Default or an Acceleration Event, aggregates $400 million or more and (ii) in the case of a Payment Default, such indebtedness is not discharged and, in the case of an Acceleration Event, such acceleration is not rescinded or annulled, within 10 days after written notice has been given by the Trustee or the holders of at least 25% in principal amount of all of the outstanding Notes of such series.

If an Event of Default (other than the bankruptcy or insolvency provision) with respect to the Notes of a series occurs and is continuing, the Trustee or the holders of at least 25% in principal amount of all of the outstanding

Notes of such series may declare the principal of all the Notes of such series to be due and payable. When such declaration is made, such principal will be immediately due and payable. The holders of a majority in principal amount of the Notes of such series may rescind such declaration or acceleration and its consequences if the rescission would not conflict with any judgment or decree and if all existing events of default have been cured or waived (other than nonpayment of principal or interest that has become due solely as a result of acceleration). If a bankruptcy or insolvency event occurs, the principal of and accrued and unpaid interest on the Notes will immediately become due and payable without any declaration or other act on the part of the Trustee or the holders of the Notes.

The holders of at least a majority in aggregate principal amount of a series of Notes may direct the time, method and place of conducting any proceeding for any remedy available to the Trustee or exercising any trust or power conferred on the Trustee with respect to such Notes. However, the Trustee may refuse to follow any direction that conflicts with law or the indenture that may involve the Trustee in personal liability, or that the Trustee determines in good faith may be unduly prejudicial to the rights of holders of such series of Notes not joining in the giving of such direction and may take any other action it deems proper that is not inconsistent with any such direction received from holders of such series of Notes. A holder may not pursue any remedy with respect to the senior indenture or any series of Notes unless:

•	the holder gives the Trustee written notice of a continuing event of default;

•	the holders of at least 25% in aggregate principal amount of such series of Notes make a written request to the Trustee to pursue the remedy in respect of such event of default;

•	the requesting holder or holders offer the Trustee indemnity satisfactory to the trustee against any costs, liability or expense;

•	the Trustee does not comply with the request within 60 days after receipt of the request and the offer of indemnity; and

•	during such 60-day period, the holders of at least a majority in aggregate principal amount of such series of Notes do not give the Trustee a direction that is inconsistent with the request.

Each holder shall agree in the indenture that no one or more holders of any series shall have any right in any manner whatever by virtue or by availing of any provision of the indenture to affect, disturb or prejudice the rights of any other such holder of Notes, or to obtain or seek to obtain priority over or preference to any other such holder or to enforce any right under the indenture , except in the manner provided above and for the equal, ratable and common benefit of all holders of Notes of the applicable series.

These limitations, however, do not apply to the right of any holder of a Notes to receive payment of the principal of or interest, if any, on such Notes, or to bring suit for the enforcement of any such payment, on or after the due date for the Notes, which right shall not be impaired or affected without the consent of the holder. The trustee may withhold from holders notice of any continuing default (except a default in the payment of principal or interest) if it determines that withholding notice is in their interests.

The indenture requires certain of WMH’s officers to certify, on or before a fixed date in each year in which any Notes are outstanding, as to their knowledge of WMH’s compliance with all conditions and covenants under the indenture.

Amendment and Waiver

WMH, the Guarantors and the Trustee may amend or supplement the indenture or the Notes without the consent of any holder to:

•	convey, transfer, assign, mortgage or pledge any assets as security for the Notes of one or more series;

•	evidence the succession of another person to WMH or any Guarantor, and the assumption by such successor person of WMH’s or any Guarantor’s covenants, agreements and obligations under the indenture;

•

cure any ambiguity, omission, mistake, defect or inconsistency in the indenture or in any supplemental indenture or to conform the indenture or the Notes to the description of Notes of such series set forth in this “Description of Notes” section of this offering memorandum;

•

evidence and provide for the acceptance of appointment hereunder by a successor trustee, or to make such changes as shall be necessary to provide for or facilitate the administration of the trusts in the indenture by more than one trustee;

•	provide for or add guarantors with respect to the Notes of any series;

•	establish the form or forms or terms of the Notes as permitted by the indenture;

•	add to, delete from or revise the conditions, limitations and restrictions on the authorized amount, terms, purposes of issue, authentication and delivery of any series of Notes;

•

add to WMH’s and the Guarantors’ covenants such new covenants, restrictions, conditions or provisions for the protection of the holders, and to make the occurrence, or the occurrence and continuance, of a default in any such additional covenants, restrictions, conditions or provisions an Event of Default;

•	make any change to the Notes of any series so long as no Notes of such series are outstanding;

•

to evidence and provide for the acceptance of appointment hereunder by a successor trustee with respect to the Notes of one or more series and to add to or change any of the provisions of the indenture as shall be necessary to provide for or facilitate the administration of the trusts thereunder by more than one trustee; or

•	make any change that does not adversely affect the rights of any holder in any material respect (as determined in good faith by WMH).

Other amendments and modifications of the indenture or the Notes of any series may be made, and WMH’s and the Guarantors’ compliance with any provision of the indenture with respect to any series of Notes may be waived, with the consent of the holders of not less than a majority of the aggregate principal amount of the outstanding Notes of such series affected by the amendment or modification; provided, however, that each affected holder must consent to any modification, amendment or waiver that:

•	extends the final maturity of any Notes of such series;

•	reduces the principal amount of, or premium, if any, on any Notes of such series;

•	reduces the rate or extends the time of payment of interest on any Notes of such series;

•	reduces the amount payable upon the redemption of any Notes of such series;

•	changes the currency of payment of principal of, or premium, if any, or interest on, any Notes of such series;

•

changes the provisions relating to the waiver of past defaults or changes or impairs the right of holders to receive payment or to institute suit for the enforcement of any payment or conversion of any Notes of such series on or after the due date therefor;

•	reduces the above-stated percentage of outstanding Notes of such series the consent of whose holders is necessary to modify or amend or to waive certain provisions of or defaults under the indenture;

•	waives a default in the payment of principal of or interest on the Notes;

•

modifies any of the provisions of this paragraph, except to increase any required percentage or to provide that certain other provisions cannot be modified or waived without the consent of the holder of each Note of such series affected by the modification;

•	reduces the amount of Notes whose holders must consent to a supplemental indenture;

•

reduce the amount payable upon the repurchase of any Note of such series or change the time at which any Note of such series may be repurchased as described under “—Change of Control Offer to Repurchase,” whether through an amendment or waiver of provisions in the covenants, definitions or otherwise; or

•	make any change to a guarantee in any manner materially adverse to the holders of Notes of such series (as determined in good faith by WMH).

It shall not be necessary for the holders to approve the particular form of any proposed amendment, supplement or waiver, but it shall be sufficient if the holders’ consent approves the substance thereof. After an amendment, supplement or waiver under this section of the indenture becomes effective, the trustee must give to the holders affected thereby certain notice briefly describing the amendment, supplement or waiver. Any failure by the trustee to give such notice, or any defect therein, shall not, however, in any way impair or affect the validity of any such supplemental indenture or waiver.

Defeasance and Covenant Defeasance

The indenture provides that WMH (a) may be discharged from its obligations in respect of any series of Notes (“defeasance and discharge”), or (b) may cease to comply with certain restrictive covenants (“covenant defeasance”) when WMH has irrevocably deposited with the Trustee, in trust, (i) sufficient funds to pay the principal of and interest to stated maturity (or redemption) on, such series of Notes or (ii) such amount of direct obligations of, or obligations guaranteed by, the U.S. government (or a combination of amounts deposited in (i) and (ii)), as will, together with the predetermined and certain income to accrue thereon without consideration of any reinvestment, be sufficient to pay when due the principal of and interest to stated maturity (or redemption) on, the Notes of such series. Such defeasance and discharge and covenant defeasance are conditioned upon, among other things, WMH’s delivery of an opinion of counsel that the holders of the applicable series of Notes will not recognize income, gain or loss for United States federal income tax purposes as a result of such defeasance, and will be subject to tax in the same manner as if no defeasance and discharge or covenant defeasance, as the case may be, had occurred. In the case of defeasance and discharge only, such opinion of counsel must be based on a ruling of the IRS or other change in applicable federal income tax law.

If WMH effects covenant defeasance with respect to the Notes of any series as described in the accompanying prospectus, then the covenants described above under “—Certain Covenants” and “—Change of Control Offer to Repurchase” will cease to be applicable to the Notes of such series.

Satisfaction and Discharge

The indenture provides that, when (a) WMH or Parent Guarantor delivers to the Trustee for cancellation all outstanding Notes or all outstanding Notes of any series and all coupons, if any, appertaining thereto (other than (i) Notes or Notes of such series, and coupons, if any, that have been destroyed, lost or stolen and which have been replaced or paid, (ii) coupons called for redemption and maturing after the relevant redemption date, whose surrender has been waived, and (iii) Notes or Notes of such series and coupons, if any, for whose payment money has been deposited in trust or segregated and held in trust by WMH or Parent Guarantor and thereafter repaid to WMH or Parent Guarantor or discharged) or (b) all outstanding Notes have become due and payable or will become due and payable within one year or are to be called for redemption within one year and WMH or Parent Guarantor deposits with the trustee, in trust, (i) sufficient funds to pay the principal of and interest to stated maturity (or redemption) on, all outstanding Notes or all outstanding Notes of such series of Notes or (ii) such amount of direct obligations of, or obligations guaranteed by, the U.S. government (or a combination of amounts deposited in (i) and (ii)), the indenture will cease to be of further effect as to all outstanding Notes or any series of Notes (“satisfaction and discharge”).

No Personal Liability of Incorporators, Stockholders, Officers, Directors, Members

The indenture provides that no recourse shall be had under or upon any obligation, covenant or agreement of WMH or any Guarantor in the indenture or any supplemental indenture, or in any of the Notes or because of the creation of any indebtedness represented thereby, against any incorporator, stockholder, officer, director or member, past, present or future, of WMH or any Guarantor or of any predecessor or successor entity of WMH or any Guarantor under any law, statute or constitutional provision or by the enforcement of any assessment or by any legal or equitable proceeding or otherwise. Each holder, by accepting the Notes, waives and releases all such liability.

Governing Law

The indenture, the Notes and the guarantees are governed by, and shall be construed in accordance with, the laws of the State of New York.

The Trustee

The indenture provides that, except during the continuance of an Event of Default, the Trustee will perform only such duties as are specifically set forth in such indenture. If an Event of Default has occurred and is continuing, the Trustee will exercise such rights and powers vested in it under the indenture and use the same degree of care and skill in its exercise as a prudent person would exercise under the circumstances in the conduct of such person’s own affairs.

The indenture and the provisions of the Trust Indenture Act, incorporated by reference therein, contain limitations on the rights of the Trustee thereunder should it become a creditor of the Parent Guarantor, WMH or any of their subsidiaries, to obtain payment of claims in certain cases or to realize on certain property received by it in respect of any such claims, as security or otherwise. The Trustee is permitted to engage in other transactions, provided that if it acquires any conflicting interest (as defined in the Trust Indenture Act), it must eliminate such conflict or resign.

BOOK-ENTRY, FORM AND DELIVERY

The New Notes will be issued as fully-registered global senior notes which will be deposited with, or on behalf of, DTC and registered, at the request of DTC, in the name of Cede & Co. Beneficial interests in the global senior notes will be represented through book-entry accounts of financial institutions acting on behalf of beneficial owners as direct or indirect participants in DTC. Investors may elect to hold their interests in the global senior notes through either DTC (in the United States) or (in Europe) through Clearstream or through Euroclear. Investors may hold their interests in the global senior notes directly if they are participants of such systems, or indirectly through organizations that are participants in these systems. Interests held through Clearstream and Euroclear will be recorded on DTC’s books as being held by the U.S. depositary for each of Clearstream and Euroclear (the “U.S. Depositories”), which U.S. Depositories will, in turn, hold interests on behalf of their participants’ customers’ securities accounts. Beneficial interests in the global senior notes will be held in denominations of $2,000 and multiples of $1,000 in excess thereof. Except as set forth below, the global senior notes may be transferred, in whole and not in part, only to another nominee of DTC or to a successor of DTC or its nominee.

The New Notes represented by a global senior note can be exchanged for definitive securities in registered form only if:

•	DTC notifies us that it is unwilling or unable to continue as depositary for that global senior note and we do not appoint a successor depositary within 90 days after receiving that notice;

•

at any time DTC ceases to be a clearing agency registered under the Exchange Act and we do not appoint a successor depositary within 90 days after becoming aware that DTC has ceased to be registered as a clearing agency;

•	we, in our sole discretion, notify the Trustee that we elect to cause the issuance of certificated notes and any participant requests a certificated note in accordance with DTC’s procedures; or

•	certain other events provided in the indenture should occur.

A global New Note that can be exchanged as described in the preceding sentence will be exchanged for definitive securities issued in authorized denominations in registered form for the same aggregate amount. The definitive securities will be registered in the names of the owners of the beneficial interests in the global New Note as directed by DTC.

We will make principal and interest payments on all New Notes represented by a global senior note to the paying agent which in turn will make payment to DTC or its nominee, as the case may be, as the sole registered owner and the sole holder of the New Notes represented by a global senior note for all purposes under the indenture. Accordingly, we, the Trustee and any paying agent will have no responsibility or liability for:

•	any aspect of DTC’s records relating to, or payments made on account of, beneficial ownership interests in a debt security represented by a global senior note;

•

any other aspect of the relationship between DTC and its participants or the relationship between those participants and the owners of beneficial interests in a global senior note held through those participants; or

•	the maintenance, supervision or review of any of DTC’s records relating to those beneficial ownership interests.

DTC has advised us that its current practice is to credit participants’ accounts on each payment date with payments in amounts proportionate to their respective beneficial interests in the principal amount of such global senior note as shown on DTC’s records, upon DTC’s receipt of funds and corresponding detail information. The underwriters will initially designate the accounts to be credited. Payments by participants to owners of beneficial interests in a global senior note will be governed by standing instructions and customary practices, as is the case with securities held for customer accounts registered in “street name,” and will be the sole responsibility of those participants. Book-entry Notes may be more difficult to pledge because of the lack of a physical note.

Same Day Settlement and Payment

All payments of principal and interest on the New Notes will be made by WBD in immediately available funds. The New Notes will trade in DTC’s Same-Day Funds Settlement System until maturity, and secondary market trading activity in the Notes will therefore be required by DTC to settle in immediately available funds.

EXCHANGE OFFER; REGISTRATION RIGHTS

The following summary describes the material terms and provisions of the Registration Rights Agreement. This description is qualified in its entirety by reference to the terms and conditions of the Registration Rights Agreement. We urge you to read the Registration Rights Agreement in its entirety because it, not the following summary, will define your rights as a holder of Notes under that agreement. A copy of the Registration Rights Agreement is included as Exhibit 4.3 to the registration statement of which this prospectus constitutes a part and may also be obtained upon request at the address set forth under “Where You Can Find More Information.”

As used in this section, “Guarantors” refers to WBD and each wholly-owned domestic subsidiary of WBD that is a borrower or that guarantees the payment of any debt under the Senior Credit Facilities or any Material Debt.

In connection with the issuance of the Old Notes and the Merger, WMH, the Guarantors and the initial purchasers entered into the Registration Rights Agreement pursuant to which WMH agreed, for the benefit of the holders of Old Notes, to use its commercially reasonable efforts to (1) cause to be filed with the SEC an exchange offer registration statement on an appropriate registration form with respect to an offer to (i) exchange the Old Notes for New Notes having substantially identical terms as the Old Notes of the corresponding series and evidencing the same indebtedness as the Old Notes of the corresponding series (except that the New Notes will be registered under the Securities Act and will not be subject to restrictions on transfer or contain provisions relating to additional interest, will bear different CUSIP numbers than the Notes, will not entitle their holders to registration rights and will be subject to terms relating to book-entry procedures and administrative terms relating to transfers that differ from those of the Notes, as discussed below) and (ii) exchange the guarantees related to the Notes for registered guarantees related to the Notes having substantially the same terms as the original note guarantees, and (2) cause such registration statement to be declared effective under the Securities Act.

When the SEC declares the registration statement effective, WMH will offer (i) the New Notes in return for the Old Notes and (ii) the guarantees related to the New Notes in return for the guarantees related to the Old Notes. The exchange offer will remain open for at least 20 business days (or shorter or longer if required by applicable law) after the date WMH mails notice of the exchange offer to the holders of Old Notes. For each Old Note surrendered to WMH under the exchange offer, the holder will receive a New Note of such series of equal principal amount. Interest on each New Note will accrue from the last interest payment date on which interest was paid on the Old Note surrendered in exchange therefor.

Each holder of Old Notes that participates in the exchange offer will be required to represent:

•	that any New Notes to be received by it will be acquired in the ordinary course of its business;

•

that, it does not engage in, does not intend to engage in, and has no arrangement or understanding with any person to participate in a distribution (within the meaning of the Securities Act) of the New Notes in violation of the provisions of the Securities Act;

•	that it is not an “affiliate” of WMH, the Parent Guarantor or any Subsidiary Guarantor within the meaning of Rule 405 under the Securities Act; and

•

if it is a broker-dealer that will receive New Notes for its own account in exchange for Old Notes, that the Old Notes were acquired as a result of market-making or other trading activities and that it will deliver a prospectus (or, to the extent permitted by law, make a prospectus available) in connection with any resale of the New Notes. In this case, WMH agrees to maintain the effectiveness of the exchange offer registration statement until the earlier of (i) 120 days from the date the registration statement becomes effective and (ii) the on which no broker-dealer is required to deliver a prospectus in connection with market-making or other trading activities.

WMH will use its commercially reasonable efforts to complete the exchange offer promptly after the registration statement becomes effective. Under existing interpretations of the SEC contained in several no-action letters to third parties, the New Notes will generally be freely transferable after the exchange offer without further registration under the Securities Act, except that any broker-dealer that participates in the exchange must deliver a prospectus meeting the requirements of the Securities Act when it resells the New Notes.

Old Notes of any series not tendered in the exchange offer will bear interest at the rate set forth on the cover page of this prospectus and be subject to all the terms and conditions specified in the indenture, including transfer restrictions, but will not retain any rights under the Registration Rights Agreement (including with respect to additional interest) after the consummation of the exchange offer.

In the event that WMH determines that a registered exchange offer is not available or may not be completed because it would violate any applicable law or applicable interpretations of the staff of the SEC, or, if for any reason, an exchange offer is not completed by July 15, 2023, or any holder shall so request following the consummation of the registered exchange offer with respect to any Old Notes held by it that were not eligible for exchange, WMH and the Guarantors will use their commercially reasonable efforts to cause to become effective a shelf registration statement relating to resales of the Notes, other than Notes held by their affiliates and to keep that shelf registration statement effective until the earliest of (A) the time when any such Notes covered by the shelf registration statement can be sold pursuant to Rule 144 without any limitations by non-affiliates of ours under clause (d) of Rule 144, (B) the date on which all such Notes are disposed of in accordance with the shelf registration statement and (C) one year after its original effective date. WMH and the Guarantors will, in the event of such a shelf registration, provide to each holder of Notes copies of a prospectus, notify each holder of Notes when the shelf registration statement has become effective and take certain other actions to permit resales of the Notes. A holder that sells Notes under the shelf registration statement generally will be required to make certain representations to WMH (as described above), to be named as a selling security holder in the related prospectus and to deliver a prospectus to purchasers, will be subject to certain of the civil liability provisions under the Securities Act in connection with those sales and will be bound by the provisions of the registration rights agreement that are applicable to such a holder (including certain indemnification obligations). Holders of Notes will also be required to suspend their use of the prospectus included in the shelf registration statement under specified circumstances upon receipt of notice from WMH. Under applicable interpretations of the staff of the SEC, WMH’s affiliates will not be permitted to exchange their Old Notes for New Notes in the exchange offer.

A “registration default” will occur if the exchange offer is not for any reason completed by July 15, 2023 (or, if required, the applicable shelf registration statement is not declared effective by the SEC on or prior to July 15, 2023), or if any registration statement required by the registration rights agreement has been declared effective and thereafter either ceases to be effective or the related prospectus ceases to be usable at any time during the required effectiveness period (subject to certain exceptions), and such failure to remain effective or be usable exists for more than 90 days (whether or not consecutive) in any 12-month period. In that case, the annual interest rate borne by the Notes will be increased by 0.25% per annum (which rate will be increased by an additional 0.25% per annum for each subsequent 90-day period that such additional interest continues to accrue, provided that the rate at which such additional interest accrues may in no event exceed 0.50% per annum) until the exchange offer is completed, the shelf registration statement is declared effective or such registration statement and related prospectus become effective or usable again.

Any amounts of additional interest due will be payable in cash on the same original interest payment dates as interest on the Old Notes is payable.

PLAN OF DISTRIBUTION

Each broker-dealer that receives New Notes for its own account pursuant to the exchange offer must acknowledge that it will deliver a prospectus in connection with any resale of such New Notes. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with the resale of New Notes received in exchange for Old Notes, where such Old Notes were acquired as a result of market-making activities or other trading activities. We have agreed that the registration statement will remain effective for a period ending on the earlier of (i) 120 days from the date on which the registration statement is declared effective and (ii) the date on which no broker-dealer is required to deliver a prospectus in connection with market-making or other trading activities.

We will not receive any proceeds from any sale of New Notes by broker-dealers. New Notes received by broker-dealers for their own account pursuant to the exchange offer may be sold from time to time, in one or more transactions, through the over-the-counter market, in negotiated transactions, through the writing of options on the New Notes or a combination of such methods of resale, at prevailing market prices at the time of resale, at prices related to such prevailing market prices or at negotiated prices. Any such resale may be made directly to purchasers or, alternatively, to or through brokers or dealers who may receive compensation in the form of commissions or concessions from any such broker-dealer or the purchasers of any such New Notes. Any broker-dealer that resells New Notes that were received by it for its own account pursuant to the exchange offer and any broker or dealer that participates in a distribution of such New Notes may be deemed to be an “underwriter” within the meaning of the Securities Act and must deliver a prospectus meeting the requirements of the Securities Act in connection with any resales of such New Notes, which may be this prospectus. Any profit on any such resale of New Notes and any commission or concessions received by any such persons may be deemed to be underwriting compensation under the Securities Act. The letter of transmittal states that, by acknowledging that it will deliver and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an “underwriter” within the meaning of the Securities Act. In addition, the letter of transmittal states that if the exchange offeree is a broker-dealer that will receive New Notes for its own account in exchange for Old Notes, where such Old Notes were not acquired as a result of market-making activities or other trading activities, such broker-dealer will not be able to participate in the exchange offer.

For a period ending on the earlier of (i) 90 days from the date on which the registration statement is declared effective and (ii) the date on which no broker-dealer is required to deliver a prospectus in connection with market-making or other trading activities, we will promptly send additional copies of this prospectus and any amendment or supplement to this prospectus to any broker-dealer that requests such documents in the letter of transmittal. We have agreed to pay all expenses incident to the exchange offer (other than the expenses of counsel for the holders of the Old Notes), other than brokerage commissions and applicable transfer taxes, and will indemnify certain holders of the New Notes (including any broker-dealers) against certain liabilities, including liabilities under the Securities Act.

Based on interpretations by the Staff of the SEC as set forth in no-action letters issued to third parties (including Exxon Capital Holdings Corporation (available May 13, 1988), Morgan Stanley & Co. Incorporated (available June 5, 1991), K-111 Communications Corporation (available May 14, 1993) and Shearman & Sterling (available July 2, 1993)), we believe that the New Notes issued pursuant to the exchange offer may be offered for resale, resold and otherwise transferred by any holder of such New Notes, other than any such holder that is a broker-dealer or an “affiliate” of us within the meaning of Rule 405 under the Securities Act, without compliance with the registration and prospectus delivery provisions of the Securities Act, provided that:

•	such New Notes are acquired in the ordinary course of business;

•	at the time of the commencement of the exchange offer such holder has no arrangement or understanding with any person to participate in a distribution of such New Notes; and

•	such holder is not engaged in and does not intend to engage in a distribution of such New Notes.

We have not sought and do not intend to seek a no-action letter from the SEC, with respect to the effects of the exchange offer, and there can be no assurance that the Staff would make a similar determination with respect to the New Notes as it has in such no-action letters.

MATERIAL UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS

The following is a discussion of material U.S. federal income tax considerations relating to the exchange offer (as described under “The Exchange Offer”). This discussion is based on the U.S. Internal Revenue Code of 1986, as amended, U.S. Treasury regulations promulgated or proposed thereunder and administrative and judicial interpretations thereof, all as in effect on the date hereof, and all of which are subject to change, possibly with retroactive effect, or to different interpretation. This discussion does not address all of the U.S. federal income tax considerations that may be relevant to specific Holders (as defined below) in light of their particular circumstances (including Holders that are directly or indirectly related to us) or to Holders subject to special treatment under U.S. federal income tax law (such as banks, insurance companies, dealers in securities or other Holders that generally mark their securities to market for U.S. federal income tax purposes, tax-exempt entities, retirement plans, regulated investment companies, real estate investment trusts, certain former citizens or residents of the United States, Holders that hold the Notes as part of a straddle, hedge, conversion or other integrated transaction or Holders that are U.S. persons and have a “functional currency” other than the U.S. dollar). This discussion does not address any U.S. state or local or non-U.S. tax considerations or any U.S. federal estate, gift or alternative minimum tax considerations. As used in this discussion, the term “Holder” means a beneficial owner of a Note.

The exchange of an Old Note for a New Note pursuant to the exchange offer will not be treated as a sale or exchange of such Old Note by a Holder for U.S. federal income tax purposes. Accordingly, a Holder of an Old Note will not recognize any gain or loss upon the exchange of such Old Note for a New Note pursuant to the exchange offer. Such Holder’s holding period for such New Note will include such Holder’s holding period for such Old Note, and such Holder’s adjusted tax basis in such New Note will be the same as such Holder’s adjusted tax basis in such Old Note.

There will be no U.S. federal income tax consequences to a Holder of an Old Note that does not participate in the exchange offer.

EACH HOLDER SHOULD CONSULT ITS OWN TAX ADVISOR REGARDING THE U.S. FEDERAL, STATE AND LOCAL AND ANY OTHER TAX CONSIDERATIONS RELATING TO THE EXCHANGE OFFER IN LIGHT OF ITS PARTICULAR CIRCUMSTANCES.

VALIDITY OF THE NOTES

Debevoise & Plimpton LLP, New York, New York will pass upon the validity of the New Notes and the guarantees. Potter Anderson & Corroon LLP will pass upon certain Delaware legal matters relating to the New Notes and the guarantees. Womble Bond Dickinson (US) LLP will pass upon certain Ohio legal matters relating to the New Notes and the guarantees.

EXPERTS

The consolidated financial statements and management’s assessment of the effectiveness of internal control over financial reporting (which is included in Management’s Report on Internal Control over Financial Reporting) incorporated in this prospectus by reference to the Annual Report on Form 10-K for the year ended December 31, 2022 have been so incorporated in reliance on the report, which contains a paragraph relating to the effectiveness of internal control over financial reporting due to the exclusion of the WarnerMedia Business because it was acquired by the Company in a purchase business combination during 2022, of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

The combined financial statements of the WarnerMedia Business at December 31, 2021 and 2020, and for each of the three years in the period ended December 31, 2021 included in the Current Report on Form 8-K of Discovery, Inc. filed on March 7, 2022 and incorporated by reference in this Prospectus and Registration Statement have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their report thereon incorporated by reference herein, and are incorporated by reference in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

WBD files annual, quarterly and current reports, proxy statements and other information with the SEC. Its SEC filings are available to the public over the Internet at the SEC’s website at http://www.sec.gov. Copies of certain information filed by WBD with the SEC are also available on its website at http://ir.wbd.com. WBD’s website is not a part of this prospectus and is not incorporated by reference into this prospectus.

This prospectus is part of a registration statement we filed with the SEC. This prospectus omits some information contained in the registration statement in accordance with SEC rules and regulations. You should review the information and exhibits in the registration statement for further information about WBD and its consolidated subsidiaries and the securities we are offering. Statements in this prospectus concerning any document we filed as an exhibit to the registration statement or that we otherwise filed with the SEC are not intended to be comprehensive and are qualified by reference to these filings. You should review the complete document to evaluate these statements.

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

The SEC allows WBD to incorporate by reference much of the information it files with the SEC, which means that we can disclose important information to you by referring you to those publicly available documents. The information that we incorporate by reference in this prospectus is considered to be part of this prospectus. Because we are incorporating by reference future filings with the SEC, this prospectus is continually updated and those future filings may modify or supersede some of the information included or incorporated in this prospectus. This means that you must look at all of the SEC filings that we incorporate by reference to determine if any of the statements in this prospectus or in any document previously incorporated by reference have been modified or superseded. This prospectus incorporates by reference the documents listed below and any future filings WBD makes with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended, or the Exchange Act (in each case, other than those documents or portions of those documents not deemed to be filed) until the offering of the securities under the registration statement is terminated or completed:

•	Annual Report on Form 10-K for the fiscal year ended December 31, 2022, filed with the SEC on February 24, 2023;

•

The information incorporated by reference into the Annual Report on Form 10-K for the fiscal year ended December  31, 2022 from our Proxy Statement for the 2023 Annual Meeting of Stockholders, filed on March 29, 2023;

•	Current Reports on Form 8-K filed with the SEC on January 6, 2023, January 20, 2023 (as amended on March 23, 2023), February 1, 2023, March 6, 2023, March 6, 2023 and March 10, 2023;

•

Audited combined financial statements and related notes of the WarnerMedia Business as of December 31, 2021 and 2020 and for the years ended December 31, 2021, 2020 and 2019, filed as Exhibit 99.1 to the Current Report on Form 8-K of Discovery, Inc. filed on March 7, 2022; and

•

Unaudited combined financial statements and related notes of the WarnerMedia Business as of March 31, 2022 and December 31, 2021 and for the three months ended March 31, 2022 and March 31, 2021, filed as Exhibit 99.3 to the Current Report on Form 8-K of Warner Bros. Discovery, Inc. filed on August 4, 2022.

The consolidated financial statements included in the 2022 WBD Annual Report and other SEC filings, which are incorporated into this prospectus, have been prepared on a consolidated basis and include certain financial information related to WMH, DCL and Scripps. WMH, DCL and Scripps do not produce their own separately audited standalone or consolidated financial statements.

You may request a copy of these filings, at no cost, by writing or telephoning WBD at the following address or telephone number:

230 Park Avenue South

New York, New York 10003

(212) 548-5555

Attention: Investor Relations

WARNERMEDIA HOLDINGS, INC.

Offer to Exchange

$1,750,000,000 Outstanding 3.428% Senior Notes due 2024

for

$1,750,000,000 Registered 3.428% Senior Notes due 2024

$500,000,000 Outstanding 3.528% Senior Notes due 2024

for

$500,000,000 Registered 3.528% Senior Notes due 2024

$1,750,000,000 Outstanding 3.638% Senior Notes due 2025

for

$1,750,000,000 Registered 3.638% Senior Notes due 2025

$500,000,000 Outstanding 3.788% Senior Notes due 2025

for

$500,000,000 Registered 3.788% Senior Notes due 2025

$4,000,000,000 Outstanding 3.755% Senior Notes due 2027

for

$4,000,000,000 Registered 3.755% Senior Notes due 2027

$1,500,000,000 Outstanding 4.054% Senior Notes due 2029

for

$1,500,000,000 Registered 4.054% Senior Notes due 2029

$5,000,000,000 Outstanding 4.279% Senior Notes due 2032

for

$5,000,000,000 Registered 4.279% Senior Notes due 2032

$4,500,000,000 Outstanding 5.050% Senior Notes due 2042

for

$4,500,000,000 Registered 5.050% Senior Notes due 2042

$7,000,000,000 Outstanding 5.141% Senior Notes due 2052

for

$7,000,000,000 Registered 5.141% Senior Notes due 2052

$3,000,000,000 Outstanding 5.391% Senior Notes due 2062

for

$3,000,000,000 Registered 5.391% Senior Notes due 2062

$500,000,000 Outstanding Floating Rate Senior Notes due 2024

for

$500,000,000 Registered Floating Rate Senior Notes due 2024

PROSPECTUS

March 31, 2023